UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SKULLCANDY, INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2014

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Skullcandy, Inc. to be held on Wednesday, May 14, 2014 at 10:00 a.m. local time, at our offices located at 1441 W. Ute Blvd., Ste. 250, Park City, Utah 84098.

At the annual meeting you will be asked to: (i) re-elect each of Rick Alden and Doug Collier as Class III directors to serve for a three-year term; (ii) ratify the selection of our independent registered public accountants; (iii) vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”); (iv) approve an amendment to the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan to increase the authorized number of shares issuable under the plan by 2,500,000; and (v) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Our Board unanimously believes that election of its two nominees to serve as our directors, ratification of the Audit Committee’s selection of independent registered public accountants, approval of the say-on-pay vote and approval of the amendment to the Amended and Restated 2011 Incentive Award Plan are in the best interests of Skullcandy and our stockholders, and, accordingly, recommends a vote “FOR” the election of Rick Alden and Doug Collier and a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, the advisory say-on-pay vote and the approval of the proposed amendment to the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

Doug Collier
Chairman of the Board

i

ii

1441 West Ute Boulevard, Suite 250

Park City, Utah 84098-7632

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY MAY 14, 2014

To the Stockholders of Skullcandy, Inc. (the “Company”):

We will hold our Annual Meeting of Stockholders of the Company on Wednesday, May 14, 2014, at 10:00 a.m. local time, at the Company’s offices located at 1441 West Ute Blvd., Suite 250, Park City, Utah 84098 (the “Annual Meeting”) for the following purposes:

1.	To re-elect each of Rick Alden and Doug Collier to the Company’s Board of Directors for a three-year term expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified or until earlier resignation or removal.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2014.

3.	To hold an advisory (non-binding) vote to approve our executive compensation as described in the proxy statement (“say-on-pay vote”).

4.	To approve the proposed amendment to the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan (the “2011 Plan”), which amends our existing plan to increase the authorized number of shares issuable under the plan by 2,500,000.

5.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

The proxy statement accompanying this notice describes each of these items of business in detail.

The Board of Directors (the “Board”) has fixed the close of business on March 21, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to submit your proxy as soon as possible using one of the following methods: (i) by granting your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or voting instruction form previously mailed to you; or (ii) if you are receiving a paper copy of the proxy statement, by signing, dating and returning by mail the proxy card or instruction form provided to you or calling the number on the proxy card.

By order of the Board of Directors,

Patrick Grosso
Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Skullcandy, Inc., a Delaware corporation (the “Company,” “Skullcandy,” “we,” “us” or “our”), for use at our 2014 Annual Meeting of Stockholders to be held on Wednesday, May 14, 2014, at 10:00 a.m. local time, at the Company’s offices located at 1441 West Ute Blvd., Suite 250, Park City, Utah 84098, or at any continuation, postponement or adjournment thereof (the “Annual Meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 2, 2014, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be Held on May 14, 2014

This proxy statement and our 2013 Annual Report are available on our website at http://investors.skullcandy.com/annuals.cfm. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2013 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 21, 2014. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.”

Record Holders. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on May 13, 2013. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If, as a record holder, you do not indicate your voting directions on your signed proxy, your shares will be voted “FOR” the election of Rick Alden and Doug Collier, “FOR” ratification of the selection of the independent auditors, “FOR” the advisory say-on-pay vote and “FOR” the approval of the proposed amendment to the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan (the “2011 Plan”). The proxy gives each of Jason Hodell and Patrick Grosso discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting. If you hold your shares in street name and do not give direction to your broker on how to vote your shares, your broker does not have authority to vote on the election of the nominees, the say-on-pay vote or the amendment to the 2011 Plan. Your broker does have discretion to vote on the ratification of the selection of the independent auditors.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Skullcandy proxies should be addressed to:

Skullcandy, Inc.

1441 West Ute Boulevard, Suite 250

Park City, Utah 84098

Attn: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Attending the Annual Meeting

Stockholders who wish to attend the Annual Meeting will be required to present: (1) verification of ownership of our common stock, such as a bank or brokerage firm account statement, (2) a valid government-issued picture identification, such as a driver’s license or passport, and (3) the admission ticket, which is the Notice or, if you are receiving a proxy card, is attached to the proxy card, to gain admittance to the Annual Meeting. Directions to the Annual Meeting are available at http://investors.skullcandy.com/annuals.cfm.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

At the close of business on March 21, 2014, 28,011,125 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority in voting power of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, without specific instruction from the beneficial owner, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which are considered to be “non-routine.” These non-voted shares are referred to as “broker non-votes.” Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors), Proposal 3 (say-on-pay vote) and Proposal 4 (approval of the amendment to the 2011 Plan) are not considered routine matters, and without your instruction, your broker cannot vote your shares.

Stockholder approval of each proposal requires the following votes:

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Proposal 1 — Election of Directors. Directors will be elected by a plurality of the votes cast. Thus, the two nominees receiving the greatest votes will be elected. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will not affect the outcome of the election of directors because brokers are not able to cast their votes on this proposal.

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Proposal 2 — Ratification of Independent Auditors. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Proposal 2. Any broker non-votes would not have any effect on the outcome of this proposal.

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Proposal 3 — Advisory Say-on-Pay Vote. The affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will have the same effect as voting against this proposal. The say-on-pay vote is a non-routine proposal and thus brokers or other nominees do not have discretion to vote on this proposal without instruction from the beneficial owner. Broker non-votes represent votes not entitled to vote on the matter and thus will have no effect on the outcome of this proposal.

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Proposal 4 — Approval of the Amendment to the 2011 Plan. The affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the proposed amendment to the 2011 Plan. Abstentions will have the same effect as voting against this proposal. This proposal is a non-routine matter and thus brokers or other nominees do not have discretion to vote on this proposal without instruction from the beneficial owner. Broker non-votes represent votes not entitled to vote on the matter and thus will have no effect on the outcome of this proposal.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged Alliance Advisors LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $12,000 in the aggregate. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the Annual Meeting, please contact our investor relations department at (203) 682-8200 or http://investors.skullcandy.com/contactus.cfm or write to: Skullcandy, Inc., 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098-7632, Attention: Investor Relations.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at the executive offices of Skullcandy during regular business hours for a period of no less than ten days prior to the Annual Meeting.

The Annual Meeting site is accessible to those who require special assistance. If you require special assistance, please call the Company’s offices at (435) 940-1545.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure and Nominees

Our Amended and Restated Bylaws, or bylaws, provide that the authorized number of directors shall consist of at least one director, with the exact number set by the Board. The Board has set the current authorized directors at eight members. The directors are divided into three classes. Each director serves a term of three years. There are currently eight members of our Board. At each Annual Meeting, the term of one class expires. The class of directors with a term expiring at this Annual Meeting consists of two directors.

Based upon the recommendation of our Nominating and Governance Committee, our Board has nominated Rick Alden and Doug Collier for re-election as directors to the Board. If elected, each director nominee would serve a three-year term expiring at the close of our 2017 Annual Meeting, or until their successors are duly elected. Mr. Alden and Mr. Collier currently serve on our Board. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

In February 2013, Jeremy Andrus resigned as our Chief Executive Officer and a director. Effective March 18, 2013, the Board appointed S. Hoby Darling as our President and Chief Executive Officer and as a Class I director. Effective August 23, 2013 and January 6, 2014, the Board appointed Heidi O’Neill and Jay Brown as Class I and Class II directors, respectively.

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among any directors or executive officers.

Name	Age	Position	Class	Director Since	Term Expires
S. Hoby Darling	38	President and Chief Executive Officer, Director	I	2013	2015
Heidi O’Neill(1)(2)(3)	48	Director	I	2013	2015
Jeff Kearl(2)(3)	41	Director	I	2005	2015
Jay Brown	40	Director	II	2014	2016
Scott Olivet(1)(2)	51	Director	II	2011	2016
Greg Warnock(1)(2)(3)	54	Director	II	2006	2016
Rick Alden	49	Director	III	2003	2014
Doug Collier(1)(3)	53	Chairman of the Board	III	2011	2014

(1)	Current member of the Audit Committee
(2)	Current member of the Compensation Committee
(3)	Current member of the Nominating and Corporate Governance Committee

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 21, 2014.

Nominee for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

Rick Alden founded Skullcandy in January 2003 and since then has served as a member of our Board. From our founding in 2003 until March 2011, Mr. Alden served as our CEO and also served as Interim-Chief Executive Officer from February to March 2013. Prior to founding Skullcandy, Mr. Alden co-founded Device Manufacturing, a snowboard boot and binding company, in 1995 and later served as its chief operating officer until it was purchased by Atomic Ski Company in 1999. In 1986, Mr. Alden co-founded National Snowboard, a snowboard events and marketing company, which was acquired by the American Ski Association in 1991. Mr. Alden holds a B.S. from the University of Colorado. Our Board has concluded that Mr. Alden should serve on Board based upon his experience as an executive of other companies, particularly in the action sports industry, and as our founder.

Doug Collier has served as a member of our Board of Directors since July 2011 and currently serves as our Chairman of the Board, Chairman of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Collier served as the Executive Vice President, Chief Financial Officer and Secretary of Volcom, an action sportswear company, from May 2008 to June 2011, and as its Chief Financial Officer and Secretary, from 1994 to May 2008. He also served as the Treasurer of Volcom from April 2005 to May 2008. From 1991 to 1994, Mr. Collier served as the Controller at Mary Tyler Moore Studios and was a Senior Analyst Tax Specialist at KPMG from 1987 to 1990. Mr. Collier is currently a member of the Board of Directors of Tilly’s, Inc., a publicly traded specialty retailer of apparel, footwear and accessories. He is a certified public accountant (inactive status) and holds a B.S. and an M.S. from San Diego State University. Our Board of Directors has concluded that Mr. Collier should serve on the Board of Directors and as Chairman of our Audit Committee based upon his significant executive experience at another action sports company and financial experience at other companies.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

S. Hoby Darling joined us in March 2013 and serves as our President and Chief Executive Officer. Prior to joining us he served as General Manager of Nike+ Digital Sport, Nike, Inc. (NYSE:NKE). During his tenure with Nike he was a member of the Nike Affiliates Global Leadership team and served as the Head of Strategy and Planning for Nike Affiliates (Converse, Cole Haan, Hurley and Umbro). Prior to Nike, Mr. Darling served as Senior Vice President, Strategic Development and General Counsel, and other senior leadership postions, at Volcom from its initial public offering in 2005 until its sale to PPR (Kering) in early 2011. He was named to Sporting Goods Business’ 40 Under 40 in Sports in 2010. Mr. Darling received MBA degrees from the University of California at Berkeley Haas School of Business and Columbia University in New York, a Juris Doctorate from Northwestern University in Chicago, and a B.A. from Western Washington University. Mr. Darling serves on the Board of Directors of Again Faster, LLC, a leading Crossfit and functional training e-commerce business.

Jeff Kearl has served as a member of our Board since March 2005 and currently serves as a member of our compensation committee and our nominating and corporate governance committee. Mr. Kearl is the chief executive officer and chairman of the board of Stance, an action sports-inspired hosiery company. From February 2008 to February 2009, Mr. Kearl was employed by Skullcandy as executive chairman of the Board. From April 2007 to April 2008, Mr. Kearl was director of strategy and new ventures for Hewlett Packard. From June 2004, Mr. Kearl was executive vice president and a member of the board of Logoworks until it was acquired by Hewlett-Packard in April 2007. Mr. Kearl was previously an associate at vSpring Capital, an early stage venture capital fund. Mr. Kearl currently serves on the board of directors at Needle, Stance and Connect SDSI. Mr. Kearl holds a B.A. from Brigham Young University. Our Board has concluded that Mr. Kearl should serve on the Board based upon his experience as an executive and board member of other companies and, in particular, his relevant action sports-inspired industry experience.

Heidi O’Neill has served as a member of our Board since August 2013 and currently serves as a member of the audit committee, the compensation committee and nominating and corporate governance committee. Ms. O’Neill has served as Vice President and General Manager of Women’s Training and Fitness at Nike since

2007 and has more than 15 years of experience resetting businesses, and generating new and sustained growth within multiple Nike business segments. Ms. O’Neill is a founding member of the Nike Global Women’s Leadership Council. Prior to joining Nike in 1998, Ms. O’Neill held positions as the marketing director for the Dockers brand at Levi Strauss & Co and as Vice President at Foote Cone & Belding in San Francisco. She is a recipient of the Women Who Change the Game Award, Advertising Women of New York, 2010, as well as an Advisory Board Member of the Children’s Cancer Association, and a Founding Board Member of the Nike School Innovation Fund. Ms. O’Neill is a founding member of the Nike Global Women’s Leadership Council. She holds B.S. in Journalism from the University of Colorado. Our Board has concluded that Ms. O’Neill should serve as a member of our board due to her executive experience in the action sportswear industry.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

Jay Brown has served as a member of our Board since January 2014. Jay Brown, a 20-year music industry executive veteran, fostered the careers and discovered countless superstars including Rihanna and Ne-Yo and worked with artists such as NAS. Jay Brown is the co-founder and Chief Executive Officer of Roc Nation, a full-service entertainment company started in 2008. Mr. Brown currently overseas the careers of a diverse Roc Nation roster comprised of Grammy award winning and critically acclaimed recording artists, writers and producers including Rihanna, Shakira, Timbaland, Kylie Minogue and Santigold. Prior to Roc Nation, Mr. Brown served as Executive Vice President for Def Jam Recordings from 2005 to 2008 and as Senior Vice President of Elektra Records from 1999 to 2004. Our Board has concluded that Mr. Brown should serve on the Board based upon his experience as an entrepreneur and senior executive and his broad knowledge of the music and entertainment industries.

Scott Olivet has served as a member of our Board since June 2011 and currently serves as chairman of our compensation committee and a member of our audit committee. Mr. Olivet is the executive chairman of RED Digital Cinema, a manufacturer of digital cinematography cameras and accessories, chief executive officer of Renegade Brands, a company that invests in apparel and other consumer products companies, since July 2009 and the Chairman of the Board for each of Dakine and Marvin Manufacturing Inc. since November 2013. Mr. Olivet has also served as a director of Cedar Fair Entertainment Company (NYSE: FUN) and as a member of its Audit Committee since 2013. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a leading optics and sports performance product company, and from July 2009 to February 2011, served as its chairman of the board. Prior to joining Oakley, Mr. Olivet served as Vice President, Nike Subsidiaries and New Business Development; Senior Vice President of Real Estate, Store Design, and Construction with Gap; and as a partner with Bain & Company. He has served as a director of RED Digital Cinema since 2006, a trustee of Pomona College since 2009 and vice-chair of its audit committee since 2011, and a director of the Pacific Council on International Policy since July 2010. He was a Director of Collective Brands from 2006-2012 and served as Chairman of the Board from 2011 to 2012. Mr. Olivet holds a B.A. from Pomona College and an M.B.A. from the Graduate School of Business, Stanford University. Our Board has concluded that Mr. Olivet should serve on the Board based upon his experience as a board member and an executive of sport and lifestyle companies.

Greg Warnock has served as a member of our Board since August 2006 and currently serves as chairman of our nominating and corporate governance committee and as a member of our compensation committee and our audit committee. Mr. Warnock is a co-founder and managing director of Mercato Partners, a private equity firm. Prior to the founding of Mercato Partners, Mr. Warnock co-founded vSpring Capital, an early stage venture capital fund. Mr. Warnock is also the founder of Junto Partners, an entrepreneurship education initiative that trains and mentors aspiring entrepreneurs. Mr. Warnock holds a B.S., an M.B.A. and a Ph.D. from the University of Utah. Our Board has concluded that Mr. Warnock should serve on the Board based upon his experience as an entrepreneurial executive and investor.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2014, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

Background

At our 2012 annual meeting of stockholders, upon the recommendation of our Board, our stockholders approved, on an advisory basis, every “one year” as the frequency of an advisory vote on the compensation of our named executive officers. In light of this result, the Board determined that the advisory vote would occur on an annual basis. Therefore, in accordance with Section 14A of the Exchange Act, we are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 28.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come. Unless the Board modifies its determination on the frequency of future advisory say-on-pay votes, the next advisory say-on-pay vote will be held at our 2015 annual meeting of stockholders.

Summary

2013 was a turnaround year for our business and, as part of that, we had a transition of our senior management team, with each of our current executive officers being hired or, in the case of our Chief Commercial Officer, promoted, in 2013. We believe this new team has the skill and dedication to lead Skullcandy in the continued evolution and successful implementation of our strategic plan. The changes in our senior management team significantly impacted the compensation decisions for 2013, as the Compensation Committee sought to ease the transition to, while providing reasonable and balanced inducements and incentives and stable retention tools for, the new team.

The following is a summary of some of the key points of our current executive compensation program. We encourage our stockholders to review the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement and related executive compensation tables for more information.

We emphasize pay-for-performance and subject a significant amount of our named executive officers’ pay to our performance. Consistent with our performance-based compensation philosophy, the majority of our named executive officers’ compensation is at-risk in the form of both annual cash incentive bonuses and equity awards tied to our financial performance. In 2013, we took a balanced approach to our executive compensation program in light of the need to attract talented management and align our executives’ interests with those of our stockholders for the turnaround of our business. To this end, in 2013 we provided equity inducement grants upon their hiring to Messrs. Darling and Hodell and to Mr. Paschel upon his promotion. Messrs. Darling and Hodell did not receive annual equity grants for 2013. In addition, the Compensation Committee determined that our shareholders would be best served by awarding our employees, including our executive officers, with time-vested equity grants, both options and restricted stock units, that directly link our employees’ interests to increasing shareholder value. The Committee will continue to evaluate other means of aligning the interests of our employees, including our executive officers, with stockholder interests through the use of both stock appreciation and financial and strategic performance-based awards.

Our annual performance-based cash bonus program rewards short-term financial and operational performance. Under our 2013 annual Cash Bonus Program, bonus opportunities for named executive officers were based on our achievement of targeted adjusted earnings before interest and taxes (“EBIT”), with individual performance considered in determining final bonus amounts only if we met or exceeded our adjusted EBIT threshold. We did not meet our threshold level of adjusted EBIT of $7.5 million for 2013, and for this reason, no bonuses were paid to our named executive officers under our 2013 annual Cash Bonus Program.

We also focus our executive compensation on the achievement of long-term strategic performance. In order to provide focus and to incentivize longer-term strategic achievements necessary during our turnaround, the Compensation Committee also established a Strategic Milestone Bonus Program in 2013, which provided certain bonus payments to employees, including our executive officers, based upon progress toward achievement of certain strategic milestones that align to the company’s five year strategic plan. In January 2014, after review of our progress on achieving the strategic milestones, our CEO recommended to the Compensation Committee, and the Compensation Committee approved, the payment of Strategic Milestone Bonuses at 50% of each eligible employee’s bonus opportunity under the Strategic Milestone Bonus Program, which represented 25% of target bonus opportunity under the 2013 annual Cash Bonus Program, or 25% of base salary for Mr. Darling and 12.5% of base salary for each of Messrs. Paschel, Hodell and Grosso, in each case pro-rated for actual time served in 2013. The approved bonus payments were based on meaningful progress being made towards the achievement of strategic milestones under the five pillars of our five-year strategic plan, as discussed in our “Compensation Discussion and Analysis.”

We strive to provide consistency in the compensation benefits provided to our named executive officers. We limit the severance and change in control benefits our executive officers may receive to ensure our executive officers’ interests are in line with the long-term interests of the company and our stockholders. In March 2014, we entered into a standard form employment agreement with each of our currently serving executive officers, in order to provide continuity of employment and severance terms, to clarify certain terms of their offer letters, and to ensure compliance with Section 409A of the Internal Revenue Code. We believe the severance benefits are reasonable, with cash compensation not exceeding one times salary plus target bonus for our CEO and 50% of salary plus target bonus for our other named executive officers. We do not provide any tax gross up payments nor do we provide any single trigger benefits in the event of a change in control.

We provide limited retirement benefits and perks. Our retirement benefits program for named executive officers consists solely of offering participation in a 401(k) plan. We do not provide any supplement retirement programs. Historically, we provide very limited perks, with relocation assistance being our current sole perquisite.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO INCREASE THE SHARE RESERVE UNDER

THE AMENDED AND RESTATED 2011 INCENTIVE AWARD PLAN

Introduction

On February 13, 2014, our Board adopted, subject to stockholder approval, an amendment to the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan (the “2011 Plan”) to increase the number of shares we are authorized to issue or award under the 2011 Plan (the “Amendment”) by 2,500,000 shares.

A copy of the Amendment is included as Appendix A to this proxy statement.

Proposed Share Reserve Increase. We are asking our stockholders to approve the Amendment because we believe the availability of an adequate reserve of shares under the 2011 Plan is necessary to our continued growth and success. As of March 21, 2014, there were 1,440,191 shares available for grant under the 2011 Plan. The purpose of the 2011 Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors and consultants, and who are expected to contribute to our success and the achievement of our long-term objectives. We believe that the equity-based awards to be issued under the 2011 Plan will motivate recipients to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of equity incentive awards are necessary to enable us to continue to attract and retain top talent; if the Amendment is not approved, we believe our recruitment and retention capabilities will be adversely affected.

In its determination to approve the increase in the number of shares authorized under the 2011 Plan, the Board reviewed the Compensation Committee’s recommendations, which were based on an analysis prepared by and recommendations of F.W. Cook & Co., the Compensation Committee’s independent compensation consultant. The analysis included a review of share usage, dilution and the costs of the 2011 Plan as a percentage of market capitalization. Specifically, the Board and the Compensation Committee considered that:

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If we do not increase the number of shares available for issuance under the 2011 Plan, then based on historical usage rates, we would expect to exhaust the share limit under the 2011 Plan in calendar year 2015, at which time we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

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Our annual shares usage, based on anticipated 2014 equity awards of approximately 1 million shares, is 3.74% of common shares outstanding, which was considered by the Compensation Committee to be reasonable in light of our smaller size relative to the market based on information provided by F.W. Cook & Co. and the need of smaller companies to grant larger percentages of equity.

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Based on anticipated 2014 equity awards, our annual accounting expense as percentage of our market capitalization as of January 30, 2014, was 3.05%, which was considered by the Compensation Committee to be reasonable when compared to competitive practices for other similarly sized companies in our peer group.

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In 2013, our end of year overhang rate, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year plus the number of shares remaining available for issuance under the 2011 Plan by (ii) the number of our shares outstanding at the end of the fiscal year, was 15.5%. If approved, the issuance of the additional shares to be reserved under the 2011 Plan would dilute the holdings of shareholders by an additional 5.9% on a fully diluted basis, based on the number of shares of our common stock outstanding as of December 31, 2013. If the Amendment to the 2011 Plan is approved, we expect our overhang at the end of 2014 will be approximately 21.4%, which the Board believes is reasonable when compared to competitive practice for other similarly sized companies in our peer group.

•	Based on historical usage, the proposed share increase is expected to cover equity awards for three years.

If this Item 4 is adopted, a maximum of 4,852,000 shares of common stock, in addition to any shares of our common stock subject to awards outstanding under our 2008 Equity Incentive Plan (the “2008 Plan”) or our 2005 Stock Plan as of the consummation of our initial public offering in July 2011 that terminate, expire or lapse for any reason on or after such date (up to a maximum of 3,479,938 shares added back), will be reserved for issuance under the 2011 Plan In light of the factors described above, the Board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders. The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Stockholder Approval. If stockholders do not approve the proposal in this Item 4, the 2011 Plan will not be amended by the Amendment and therefore the proposed 2,500,000 additional shares will not become available for issuance under the 2011 Plan.

The material terms of the 2011 Plan, as proposed to be amended by the Amendment, are summarized below and qualified in their entirety by reference to the 2011 Plan attached as Appendix A to our Proxy Statement for the 2012 Annual Meeting of Stockholders and the Amendment attached as Appendix A to this proxy statement.

Material Terms of the 2011 Plan

Eligibility and Administration. Our employees, consultants and directors are eligible to receive awards under the 2011 Plan. Currently, approximately 218 employees and seven non-employee directors are eligible to participate in the 2011 Plan. We do not have any consultants who are eligible to participate in the 2011 Plan.

The 2011 Plan is administered by our Board with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2011 Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the 2011 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available. If our stockholders approve this proposal, the aggregate number of shares of our common stock that will be available for issuance under awards granted pursuant to the 2011 Plan will increase by 2,500,000 shares and will equal the sum of (i) 4,852,000 shares, plus (ii) any shares of our common stock subject to awards outstanding under the 2008 Plan or the 2005 Stock Plan as of the consummation of our initial public offering that terminate, expire or lapse for any reason on or after such date (up to a maximum of 3,479,938 shares added back). As of March 21, 2014, there were 1,440,191 shares available for grant under the 2011 Plan. As of the date of the consummation of our initial public offering in July 2011, we ceased granting any awards under the 2008 Plan or the 2005 Stock Plan. Shares subject to awards under the 2011 Plan that are forfeited, expire or are settled for cash may be used again for new grants under the 2011 Plan and it does not permit the use of such tendered or withheld shares for new grants. Neither shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise, nor shares purchased on the open market with the cash proceeds from the exercise of options may be used again for new grants of awards. Shares granted under the 2011 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

Awards granted under the 2011 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2011 Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2011 Plan during any calendar year is 705,600 and the maximum amount that may be paid in cash pursuant to the 2011 Plan to any one participant during any calendar year period will be $5,000,000.

Awards. The 2011 Plan provides for the grant of stock options, including ISOs and NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, SARs, and performance awards (including cash awards). Certain awards under the 2011 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2011 Plan are or will be set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

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Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

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Restricted Stock, Deferred Stock, Restricted Stock Units and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Deferred stock and Restricted Stock Units (“RSUs”) are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

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Stock Payments, Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals (for more information, see “Performance Awards” below).

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Any dividend equivalents linked to awards that are subject to performance-based vesting must be subject to the same performance-based vesting conditions applicable to the underlying award.

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Performance Awards. Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to qualify as “performance-based” compensation, or QPBC, within the meaning of Section 162(m), in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m). The plan administrator may (but is not required to) seek to structure awards under the 2011 Plan in accordance with the QPBC exemption.

In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our compensation committee and linked to stockholder-approved performance criteria. For purposes of the 2011 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of common stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) customer retention; and (xxv) sales-related goals, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2011 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the 2011 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2011 Plan and outstanding awards. In the event of a change in control of our company (as defined in the 2011 Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for some or all outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Transferability, Repricing and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2011 Plan are generally non-transferable prior to vesting and exercisable only by the participant. The 2011 Plan does not permit the plan administrator to increase or reduce the applicable price per share of an award, or cancel and replace an award with another award without stockholder approval. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2011 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our Board may amend or terminate the 2011 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for (i) any amendment that increases the number of shares available under the 2011 Plan, and (ii) any amendment that reduces the price per share of any outstanding option or SAR granted under the 2011 Plan or that cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. After the tenth anniversary of April 30, 2012, no incentive stock options may be granted; however, the 2011 Plan does not have a specified expiration and will otherwise continue in effect until terminated by us.

New Plan Benefits

Except with respect to grants of restricted stock units that will be awarded to each non-employee director serving on our Board on the date of this Annual Meeting, which are shown in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the 2011 Plan will be determined in the discretion of the Compensation Committee in the future, and the Compensation Committee has not made any determination to make future grants to any persons under the 2011 Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2011 Plan, or the benefits that would have been received by such participants if the 2011 Plan, as proposed to be amended, had been in effect in the year ended December 31, 2013.

Name/Category of Individuals	Dollar Value ($)	Number of Restricted Stock Units
Named Executive Officers
Current Executive Officers
S. Hoby Darling	—	—
Jason Hodell	—	—
Sam Paschel, Jr.	—	—
Patrick Grosso	—	—
Former Executive Officers
Rick Alden	—	—
Jeremy Andrus	—	—
Kyle Wescoat	—	—
Aaron Behle	—	—
Nate Morley	—	—
All current executive officers as a group	—	—
All non-employee directors as a group	$80,000		(1)
All employees, including all current officers who are not executive officers, as a group	—	—

(1)	Pursuant to our director compensation program, each non-employee director serving on our Board as of the date of the annual stockholders’ meeting will be awarded a grant of restricted stock units with a value of $80,000 on that date (generally based on the closing price of our common stock on such date), which vest in full on the earlier of the anniversary of the grant date or the next annual meeting at which two or more members of the Board are standing for re-election, subject in either case to continued service on the Board through the applicable vesting date.

Equity Awards Outstanding as of March 21, 2014

The following table sets forth summary information concerning the number of shares of our common stock subject to option grants and restricted stock unit grants made under the 2011 Plan to our named executive officers, directors and employees as of March 21, 2014.

Name/Category of Individuals	Number of Shares Underlying Option Grants	Number of Restricted Stock Units
Named Executive Officers
Current Executive Officers
S. Hoby Darling	696,941	77,669
Jason Hodell	201,816	51,669
Sam Paschel, Jr.	126,575	73,964
Patrick Grosso	45,099	22,189
Former Executive Officers
Rick Alden	28,000	0
Jeremy Andrus	78,165	0
Kyle Wescoat	0	0
Aaron Behle	0	0
Nate Morley	0	0
All current executive officers as a group	1,070,431	225,491
All non-employee directors as a group	168,416	64,089
All employees, including all current officers who are not executive officers, as a group	2,364,033	639,513

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2011 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted a non-qualified stock option under the 2011 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the 2011 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); restricted stock units, deferred stock, performance share awards, performance awards, stock payments, dividend equivalents, cash awards and other incentive awards are generally subject to tax at the time of payment.

Section 162(m) of the Code.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation paid to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the 2011 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

The Section 162(m) deduction limitation does not apply to “qualified performance-based compensation.” In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code requires, among other things, that: (i) the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a compensation committee comprised of two or more “outside directors”, (iii) the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by the shareholders and (iv) the compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Section 162(m) contains a special rule for stock options and SARs which provides that stock options and SARs will satisfy the “qualified performance-based compensation” exemption if (i) the awards are made by a compensation committee comprised of outside directors, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period, and (iii) the compensation is based solely on an increase in the stock price after the grant date.

The 2011 Plan has been designed to permit the compensation committee to grant stock options and other awards which will qualify as “qualified performance-based compensation.”

At our annual stockholders meeting in 2012, our stockholders approved the material terms of the 2011 Plan for purposes of the stockholder approval requirements of Section 162(m), thus enabling us to structure awards granted under the 2011 Plan prior to our 2017 annual meeting of stockholders as qualified performance-based compensation (subject to the satisfaction of the other applicable requirements), if and when deemed appropriate by the Compensation Committee.

Section 409A of the Code. Certain types of awards under the 2011 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20%

penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2011 Plan and awards granted under the 2011 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2011 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 2011 INCENTIVE AWARD PLAN.

GOVERNANCE OF SKULLCANDY

Executive Officers

Set forth below is information regarding each of our executive officers as of March 21, 2014.

Name	Age	Position
S. Hoby Darling	38	President and Chief Executive Officer, Director
Jason Hodell	44	Chief Financial Officer
Sam Paschel, Jr.	39	Chief Commercial Officer
Patrick Grosso	41	Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary

S. Hoby Darling is our President and Chief Executive Officer. He also serves on our Board. For Mr. Darling’s biographical information, see above “Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders.”

Jason Hodell joined us in November 2013 and serves as the CFO of Skullcandy, leading the finance, accounting and IT organizations. He brings restructuring experience, online commerce leadership and lifestyle brand entrepreneurship to the SkullCandy team. He joined Skullcandy directly from serving as the CFO of Shopzilla, one of the largest families of comparison shopping engines (CSEs) in global Internet retailing today. Mr. Hodell led the company’s finance and business operations organizations, including the real-time pricing of e-commerce leads sent to retailers and brands. Prior to joining Shopzilla, Mr. Hodell was the CFO / COO of Move Networks, an IPTV technology pioneer and Utah based company, which was acquired by EchoStar Corporation in 2010. Earlier in his career, Mr. Hodell was the Senior Director of Business Operations at Digex, a publicly-traded managed IT services and complex web-hosting firm acquired by MCI (now Verizon Business) in 2003. Prior to Digex, Mr. Hodell was an Associate in the Technology Investment Banking group of JPMorgan, focused on communications technology mergers and acquisitions and initial public offerings. He served as portfolio manager at Plainview Capital for five years. He then led the activist investment and restructuring of the AVP pro beach volleyball tour in 2008. Mr. Hodell received his B.S. in Economics (Mathematical) from the United States Military Academy at West Point and then served for five years as an Infantry Officer in the U.S. Army. He earned his MBA in Finance from the Wharton School, University of Pennsylvania.

Sam Paschel, Jr. joined us in September 2012 as our Executive Vice President, Product Development and Merchandising. In July 2013, Mr. Paschel was promoted to the role of Chief Commercial Officer. From July 2010 through July 2012, Mr. Paschel served as Senior Vice President, Marketing of Burton Snowboards. From September 2008 through July 2011, Mr. Paschel served as the General Manager of The Program, a lifestyle company which includes Forum, Special Blend and Foursquare and is a subsidiary of Burton Snowboards. Prior to that, Mr. Paschel served as the Strategic Business Director of several product categories at Burton Snowboards, including bindings, helmets and hard goods accessories since January 2002. Mr. Paschel holds a B.S. from Swarthmore College in Engineering.

Patrick Grosso joined us in July 2013 and serves as our Vice President of Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary. From October 2012 to June 2013, Mr. Grosso founded and operated a private real estate investment fund in Southern California. From October 2012 to 2008, Mr. Grosso served as Vice President, General Counsel and Secretary of Tilly’s (NYSE: TLYS). Prior to that, Mr. Grosso served in various management and legal capacities at public national lending companies, as an associate with the international law firm of Latham & Watkins LLP and as an attorney with the U.S. Securities and Exchange Commission. Mr. Grosso received a Juris Doctorate from Pepperdine University and a B.S. in Economics from California State Polytechnic University, Pomona. Mr. Grosso is also a Certified Public Accountant (inactive).

Composition of the Board of Directors

Our Board has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at http://investors.skullcandy.com/governance.cfm. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to Skullcandy, Inc., Attention: Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. In accordance with these guidelines, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director.

Board Leadership Structure

Skullcandy has separated the roles of the Chairman of the Board and Chief Executive Officer since 2009.

After carefully considering the benefits and risks of separating the roles of the Chairman of the Board and Chief Executive Officer, the Board has determined that having a non-employee director serve as the Chairman of the Board is the most appropriate leadership structure for Skullcandy and is in the best interest of its stockholders at this time. Separating the roles of the Chairman of the Board and Chief Executive Officer enables the non-employee directors to participate meaningfully in the leadership of the Board and provide effective oversight of the Company. The Board believes this structure provides an appropriate degree of oversight over our Chief Executive Officer and senior management.

Doug Collier has served as the Chairman of the Board since our 2013 annual meeting. Mr. Collier is an independent director who has significant executive experience at another action sports company and extensive financial experience at other companies. At this time we believe our Board is best served by independent leadership that can serve as a liaison between the Board and management.

Board Independence

Our Board has determined that each of Messrs. Brown, Collier, Kearl, Olivet and Warnock and Ms. O’Neill are independent in accordance with NASDAQ rules and our corporate governance guidelines. In making this determination, the Board considered all relationships between us and each director and each director’s family members, including payments made by us to certain companies of which Messrs. Brown and Kearl are executive officers. Other than the foregoing, the only direct or indirect relationship between us and each independent director (or his or her immediate family) was the director’s service on our Board.

Board Meetings

Our Board held seven meetings during fiscal year 2013, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member. The chairman of the Board or his designee, taking into account suggestions from other Board members, establishes the agenda for each Board meeting and distributes it in advance to each member of the Board. Each Board member is free to suggest the inclusion of items on the agenda. The Board regularly meets in executive session without management or other employees present. Other than Messrs. Darling and Alden, none of our then-current directors attended the 2013 annual meeting.

Board Committees

Our Board maintains a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. Our Board has determined that each of the members of these committees is independent in accordance with NASDAQ rules, the requirements of SEC and our corporate governance guidelines. To view the charter of each of these standing committees please visit our website at http://investors.skullcandy.com/governance.cfm. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to Skullcandy, Inc., Attention: Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. The membership of all of our standing Board committees as of the record date is as follows:

Independent Director	Audit	Nominating and Corporate Governance	Compensation
Doug Collier	“C”	**
Jeff Kearl		**	**
Scott Olivet	**		“C”
Heidi O’Neill	**	**	**
Greg Warnock	**	“C”	**

**	Member
“C”	Chairman

However, the membership of our committees will be revised after the annual meeting as follows:

	Audit		Nominating and Corporate Governance		Compensation
	Before	After	Before	After	Before	After
Doug Collier	“C”	“C”	X	X
Jeff Kearl			X	X	X	X
Scott Olivet	X	X			“C”	X
Heidi O’Neill	X		X		X	“C”
Greg Warnock	X	X	“C”	“C”	X

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

During fiscal 2013 and currently, Doug Collier (Chairman), Scott Olivet, Heidi O’Neill (since September 2013) and Greg Warnock served as the members of the Audit Committee. The Audit Committee met eight times during fiscal 2013. After the annual meeting, the Audit Committee will consist of Doug Collier (Chairman), Scott Olivet and Greg Warnock. In addition to all members of this committee being determined by our Board to be independent under NASDAQ rules, our Board has determined that all current Audit Committee members are financially literate under the listing standards of the NASDAQ and under the rules of the SEC. Our Board has also determined that each of Messrs. Collier, Olivet and Warnock qualifies as an “audit committee financial expert” as such term is defined by the rules of the SEC.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). Greg Warnock (Chairman), Doug Collier, Heidi O’Neill (since September 2013) and Jeff Kearl served as the members of the Nominating Committee in 2013. The Nominating Committee met two times in fiscal 2013. After the annual meeting, the Nominating Committee will consist of Greg Warnock (Chairman), Doug Collier and Jeff Kearl. The purpose of the Nominating Committee is to identify qualified candidates to become board members, select nominees for election as directors, select candidates to fill any vacancies on the Board and oversee the evaluation of the Board and review the Company’s policies with respect to risk assessment and risk management. The Nominating Committee works with the Board as a whole on an annual basis to determine the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and its committees.

The Nominating Committee is responsible for reviewing with the Board, on an annual basis the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the independent director members of the Nominating Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values, experience in corporate management such as serving as an officer of a publicly held company, experience in our industry and with relevant social policy concerns, experience as a Board member of another publicly held company, academic expertise in an area of our operations, and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the independent director members of the Nominating Committee may consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us in accordance with the procedures for submitting business at an annual meeting of stockholders as set forth in our bylaws. Such written notice must be delivered at least 15 days before the date of such meeting and shall set forth (a) the name and address of the stockholder, (b) the class and number of shares of stock beneficially owned by such stockholder, (c) the name in which such shares are registered on our stock transfer books, (d) a representation that the stockholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (e) any material interest of the stockholder in the business to be submitted and (f) a brief description of the business desired to be submitted to the Annual Meeting, including the complete text of any resolutions to be presented at the Annual Meeting, and the reasons for conducting such business at the Annual Meeting. In addition, the stockholder making such proposal shall promptly provide any other information reasonably requested by us.

In addition, the stockholder’s notice must also set forth, as to each person whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our stock which are beneficially owned by such person, (d) the written consent of such person to be nominated and to serve as a director if elected, (e) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder and (f) any other information reasonably requested by us,.

Compensation Committee

We have a standing Compensation Committee. Scott Olivet (Chairman), Jeff Kearl, Heidi O’Neill (since September 2013) and Greg Warnock served as members of the Compensation Committee in 2013. The Compensation Committee met four times in fiscal 2013. After the annual meeting, the Audit Committee will consist of Heidi O’Neill (Chairwoman), Scott Olivet and Jeff Kearl. The Compensation Committee reviews and establishes the compensation of our senior executives, including our chief executive officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of equity awards to eligible employees and non-employee directors under our equity based plans.

Our Compensation Committee reviews and approves all compensation for all executive officers and other senior officers of the Company including all officers as such term is defined in Rule 16a-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors and all such categories of other employees of the Company or its subsidiaries as the Board determines from time to time. For compensation decisions relating to our CEO, the Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives and determines and approves the compensation of the CEO based on such evaluation. The Compensation Committee has the sole authority to determine the CEO’s compensation.

The Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that Skullcandy’s executive compensation program remains aligned with best practice. To this end, the Compensation Committee has directly selected and retained the services of F.W. Cook & Co. to assist it in evaluating executive compensation matters. During 2013, F.W. Cook & Co. only provided services to the Compensation Committee and such services were related exclusively to executive or director compensation. In 2013, the Compensation Committee reviewed compensation data and analysis prepared by F.W. Cook & Co. from two different peer groups — the original peer group developed in 2012, used in the first half of 2013, and the addition of two companies to another group, used in the second half of 2013. The Compensation Committee has the sole discretion to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisers (“compensation advisers”), direct responsibility for the appointment, compensation and oversight of the work of any compensation adviser, the right to receive from the Company appropriate funding, as determined by the Compensation Committee, for the payment of reasonable compensation to compensation advisers retained by the Compensation Committee and responsibility to consider certain independence factors before selecting such compensation advisers, other than in-house legal counsel. The compensation consultant reports directly and exclusively to the Compensation Committee with respect to executive and non-employee director compensation matters.

Each year the Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, the Compensation Committee considers the factors set forth in the SEC rules and the NASDAQ listing requirements that recently became effective. After review and consultation with F.W. Cook & Co., the Compensation Committee has determined that F.W. Cook & Co. is independent and there is no conflict of interest resulting from retaining F.W. Cook & Co. currently or during the year ended December 31, 2013.

For further information on the Compensation Committee’s processes and procedures used in the determination of our executive officers’ compensation, including our equity based awards policies and procedures, please see “Executive Compensation — Compensation Discussion and Analysis.”

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in determining our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company. While our Board has the ultimate oversight responsibility for the risk management process, our committees of the Board, specifically our Nominating and Corporate Governance committee, also have the authority and obligation to discuss with management, and assist the Board with, our policies regarding risk assessment and exposure and the steps taken to manage and oversee our risk. For example, the Audit Committee focuses on financial risk exposures and the Compensation Committee reviews risks related to our compensation plans, policies and programs.

Compensation Risk Assessment. Our management reviews our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presented its findings to the Compensation Committee. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board, including the non-management directors, by sending a letter to Skullcandy, Inc., Attention: Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. Our Secretary will submit all correspondence to the Chairman and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at http://investors.skullcandy.com/governance.cfm. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to Skullcandy, Inc., Attention: Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation Philosophy and Program

The Compensation Committee is responsible for the periodic review of fees and benefits paid to directors and the determination of the compensation of all non-employee directors. We believe that compensation for non-employee directors should be competitive and should align the interests of our directors with our stockholders’ interests through the payment of a portion of director compensation in restricted stock units.

In May 2012, after consultation with F.W. Cook & Co., the Board approved a new compensation program for our non-employee directors. In 2013, the Compensation Committee made some changes to the non-employee director compensation program. Under the new program, each non-employee director receives:

•	on-boarding grant for new directors valued at $50,000, consisting of restricted stock units that vest upon the one year anniversary of the effective date of the director’s appointment to the Board;

•	annual cash compensation of $35,000;

•	for each member of the Audit Committee, an annual fee of $10,000, except in the case of the Audit Committee Chairman, who receives an annual fee of $15,000;

•

for each member of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, an annual fee of $5,000, except for the Compensation Committee Chairman, who receives an annual fee of $10,000 and the Nominating and Corporate Governance Committee Chairman, who receives an annual fee of $7,000;

•	for the chairman of the Board, an annual fee of $35,000; and

•	an annual equity grant valued at $80,000 in the form of time-vested RSUs generally based on the closing price of our common stock on the date of grant.

Effective January 1, 2014, our non-employee directors may elect to receive the aforementioned annual compensation entirely in equity (in the form of time-vested RSUs), with the election to be made in the first quarter of the relevant fiscal year.

In June 2013, our Board approved a grant of 14,035 RSUs to each of our non-employee directors (with the exception of Mr. Alden, who did not receive any equity grants in 2013 as a result of his other compensation arrangements, discussed below), which vest upon the earlier of (1) June 13, 2014 or (2) the next annual meeting at which one or more members of the Board are standing for re-election, subject in either case to the director’s continued service on the Board through such date.

In approving the aforementioned non-employee director compensation program, the Board sought to bring director compensation closer to the median of our peer group, which peer group is described in greater detail under “Compensation Discussion & Analysis — Executive Compensation Philosophy and Objectives.”

Non-Employee Director Compensation Table

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2013.

Effective March 18, 2013, the Board appointed S. Hoby Darling as our President and Chief Executive Officer and as a Class I director of the Board. Mr. Darling does not receive additional compensation for his service as a director. Effective August 23, 2013 and January 6, 2014, the Board appointed Heidi O’Neill and Jay Brown as Class I and Class II directors, respectively. As Mr. Brown joined the Board in 2014, he did not receive any compensation for 2013.

With respect to Mr. Alden, the table below reflects the compensation he received as a director from January 1 through February 7, 2013 and following his service as our Interim CEO on March 18, 2013 through the end of 2013. Compensation paid to Mr. Alden in his capacity as our Interim CEO (from February 8 to March 18, 2013) is included in the “Summary Compensation Table” and described in the “Compensation Discussion and Analysis” section of this proxy statement. Pursuant to the Board of Directors Services Agreement entered into with Mr. Alden in March 2011, Mr. Alden was entitled to receive payment for his Board service equal to two years of a $252,000 per year base salary, payable in substantially equal installments over two years, expiring March 21, 2013, and health insurance benefits for a period of three years, expiring March 2014, subject to his continued Board service during those periods. Following the expiration of the cash compensation provision of his Board of Directors Service Agreement on March 21, 2013, Mr. Alden was paid (and will continue to be paid) compensation equal to the compensation that we pay our non-employee directors, except that for 2013, and in light of the compensation paid under his Board of Director Services Agreement and for his CEO transition services, Mr. Alden did not receive any equity grants in 2013.

Non-Employee Director	Fees Earned or Paid in Cash	Restricted Stock Units(2)(3)	All Other Compensation(4)	Total
Rick Alden(1)	$55,636	—	$13,755	$69,391
Jay Brown	N/A	N/A	N/A	N/A
Doug Collier	$74,153	$80,000	—	$154,153
Jeff Kearl	$49,286	$80,000	—	$129,286
Scott Olivet	$53,471	$80,000	—	$133,471
Heidi O’Neill	$17,952	$50,000	—	$67,952
Greg Warnock	$54,637	$80,000	—	$134,637

(1)	Fees earned or paid in cash represent the amounts paid to Mr. Alden in 2013 in his capacity as a director, as described above. Compensation paid to Mr. Alden in his capacity as our Interim CEO (from February 8 to March 18, 2013) is included in the “Summary Compensation Table” and described in the “Compensation Discussion and Analysis” section of this proxy statement.
(2)	The amounts shown equal the grant date fair value of the restricted stock units computed in accordance with FASB ASC Topic 718. Each non-employee director, other than Messrs. Alden and Brown and Ms. O’Neill, received an award of 14,035 RSUs on June 13, 2013 under the 2011 Plan, which vest upon the earlier of (1) June 13, 2014 or (2) the next annual meeting at which one or more members of the Board are standing for re-election, subject in either case to the director’s continued service on the Board through such date. Ms. O’Neill received her on-boarding award of 7,949 RSUs on November 4, 2013, which vest in full on August 23, 2014, the one-year anniversary of Ms. O’Neill’s appointment to the Board, subject to her continued service through that date.
(3)	The following table sets forth the number of vested and unvested options and RSUs held by each of our non-employee directors as of the end of our 2013 fiscal year.

Director	Options Outstanding at Dec. 31, 2013	RSUs Outstanding at Dec. 31, 2013
Rick Alden	28,000	6,320
Jay Brown(a)	36,400	0
Doug Collier	28,000	14,035
Jeff Kearl	57,378	14,035
Scott Olivet	28,000	14,035
Heidi O’Neill	—	7,949
Greg Warnock	28,000	14,035

(a)	Mr. Brown previously received an option to purchase 36,400 shares of our common stock in 2010 in connection with the license agreement with RocNation discussed under “Related Party Transactions.” The options were fully vested as of December 31, 2013.

(4)	Represents the cost of providing health insurance benefits to Mr. Alden in 2013 under his Board of Directors Services Agreement.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock as of March 21, 2014, based on 28,011,125 shares of common stock outstanding on that date, by (i) each current director and nominee; (ii) our named executive officers, as specified in the “Compensation Discussion and Analysis” section of this proxy statement; (iii) all of our current directors and executive officers as a group; and (iv) each person known to us to own beneficially more than five percent of our capital stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable. Unless otherwise noted, the address of the persons or entities shown in the table below is 1441 W. Ute Blvd., Ste. 250, Park City, Utah 84098.

Name	Shares of Common Stock	Rights to Acquire Common Stock(1)	Total Shares Beneficially Owned	Percentage of Outstanding Common Stock(2) (%)
5% Beneficial Owners
Ptarmagin, LLC (3)	5,179,386	0	5,179,386	18.5%
JA Cropston, LLC (7)	1,629,438	0	1,629,438	5.8%
Goode Skullcandy Holdings, LLC(5)	2,158,283	0	2,158,283	7.7%

Non-Employee Directors
Rick Alden	937,527	25,641	963,168	3.4%
Jay Brown	0	36,400	36,400	*
Doug Collier	8,319	40,285	48,604	*
Jeff Kearl(6)	31,857	69,850	101,707	*
Scott Olivet	13,819	40,285	54,104	*
Heidi O’Neill	0	0	0	*
Greg Warnock	31,319	40,457	71,776	*

Named Executive Officers
(Current Executive Officers)
S. Hoby Darling	39,417	150,943	190,360	*
Jason Hodell	0	0	0	*
Sam Paschel, Jr.	0	4,412	4,412	*
Patrick Grosso	0	0	0	*

Named Executive Officers
(Former Executive Officers)
Jeremy Andrus(7)	1,812,391	78,165	1,890,556	6.7%
Kyle B. Wescoat	20,294	0	20,294	*
Aaron Behle	0	0	0	*
Nate Morley	0	0	0	*
All current executive officers and directors (including nominees) as a group (11 persons)	2,894,943	486,438	3,381,381	11.9%

*	Less than 1%.

(1)	Represents shares which the individuals (or group) shown have the right to acquire (a) upon vesting of restricted stock units, or RSUs, where the shares are issuable as of March 21, 2014 or within 60 days thereafter, and (b) upon exercise of stock options that are vested as of March 21, 2014 or within 60 days thereafter, as set forth in the table below.

Name	RSUs Included	Options Included
Non-Employee Directors
Rick Alden	—	25,641
Jay Brown	—	36,400
Doug Collier	14,035	26,250
Jeff Kearl	14,035	55,815
Scott Olivet	14,035	26,250
Heidi O’Neill	—	—
Greg Warnock	14,035	26,422

Named Executive Officers — Current
S. Hoby Darling	—	150,943
Jason Hodell	—	—
Sam Paschel, Jr.	—	4,412
Patrick Grosso	—	—

Named Executive Officers — Former
Jeremy Andrus	—	78,165
Kyle B. Wescoat	—	—
Aaron Behle	—	—
Nathan Morley	—	—

(2)	The shares described in footnote (1) are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.
(3)	Based on a Schedule 13D amendment filed with the SEC on March 21, 2014, represents shares held by Ptarmagin, LLC, or Ptarmagin. Michael Cahill is the manager of Ptarmagin and holds voting and dispositive power over these shares. The sole member of Ptarmagin is The Alden Irrevocable Trust, for which Mr. Cahill serves as the sole trustee. Mr. Alden’s spouse and his children are the beneficiaries of the trust. Mr. Cahill may be deemed to indirectly beneficially own the shares held by Ptarmagin but disclaims any beneficial ownership of the shares. The address of Ptarmagin is 69 White Pine Canyon Road, Park City, Utah 84060.
(4)	Mr. Andrus and his father, Brent Andrus, are the managers of JA Cropston, LLC and hold voting and dispositive power over these shares. The address of JA Cropston, LLC is 2681 Chadwick Street, Salt Lake City, Utah 84106.
(5)	Based on a Schedule 13G filed with the SEC on February 12, 2014, David Oddi is a managing director and member of Goode Investors I LLC. Goode Investors I LLC is the general partner of Goode Partners Consumer Fund I, L.P., which is the managing member of Goode Skullcandy Holdings, LLC, which directly holds the shares. Mr. Oddi, (together with Goode Investors I LLC and Goode Partners Consumer Fund I, L.P., the “Goode Entities”) may be deemed to indirectly beneficially own the shares held by Goode Skullcandy Holdings, LLC because of affiliation with the Goode Entities but disclaims beneficial ownership. The address of the Goode Entities is 767 Third Avenue, 22nd Floor, New York, New York, 10017.
(6)

Represents (i) 11,888 shares of common stock held directly by Mr. Kearl, (ii) 13,650 shares of common stock held by Monarch Partners, (iii) 46,791 shares of common stock subject to options exercisable within 60 days of March 21, 2014 held by Mr. Kearl and (iv) 29,378 shares of common stock subject to options exercisable within 60 days of March 21, 2014 held by Pura Vida Investment Capital, or Pura Vida. Mr. Kearl is the manager of both Monarch Partners and Pura Vida and holds voting and dispositive power of the shares held by Monarch Partners and Pura Vida. Mr. Kearl may be deemed to indirectly beneficially own the shares held by Monarch Partners and Pura Vida. The address of Monarch Partners and Pura Vida is 38 Via Divertirse, San Clemente, California 92673.
(7)	Based on information provided or available to the Company, represents (i) 1,629,438 shares of common stock held by JA Cropston, LLC identified in footnote (4) above, (ii) 182,953 shares of common stock held directly by Mr. Andrus and (iii) 78,165 shares of common stock subject to options held directly by Mr. Andrus as of the date of his separation as CEO on February 8, 2013, which options are exercisable until May 9, 2014.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

This Compensation Discussion & Analysis describes our executive compensation programs for our 2013 fiscal year named executive officers, who were:

Name	Title	Date of Arrival or Departure
Current Executive Officers
S. Hoby Darling	President and Chief Executive Officer	Joined effective as of March 18, 2013
Jason Hodell	Chief Financial Officer	Joined effective as of October 28, 2013
Sam Paschel, Jr.	Chief Commercial Officer	Joined in September 2012; promoted to Chief Commercial Officer effective July 1, 2013
Patrick Grosso	Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary	Joined effective as of July 15, 2013

Former Executive Officers
Jeremy Andrus	Former President and Chief Executive Officer	Served until February 8, 2013
Rick Alden	Former Interim Chief Executive Officer, Director	Served as Interim Chief Executive Officer from February 7-March 18, 2013
Kyle Wescoat	Former Senior Vice President and Chief Financial Officer	Served until October 1, 2013
Aaron Behle	Vice President, International Sales	Served until August 9, 2013
Nate Morley	Vice President, Global Marketing	Served until September 3, 2013

2013 Business and Performance Highlights

2013 was a turnaround year to put Skullcandy back on a path to long-term brand and financial growth, which included important strategic shifts. These strategic shifts focused on: resetting our models for distribution; product and innovation; brand and demand creation; geographic footprint and the culture around our talent and people. During 2013, we also noticed new entrants enter the space, thus creating additional competition. As part of our strategic shifts to reset the brand and distribution model, intended to refocus the brand for long-term growth, combined with the additional competition in 2013, we saw a decrease in net sales of 29.4%, as compared to 2012, and of net loss attributable to Skullcandy, Inc. of $4.2 million for the year ended December 31, 2013. Despite the financial performance, we achieved certain strategic milestones established in 2013, which were aligned to our five-year strategic plan for future growth. These strategic milestones included, among other things:

•	Setting a clear five year strategy for the company including a long-term financial and company vision and values, brand ethos, product innovation swim lanes, and consumer muse;

•	Redefining and initial execution of a new, long-term distribution and segmentation model that is brand accretive ;

•	Testing direct to consumer retail;

•	Converting certain international distributors to a direct ownership model and setting financial targets and strategies for each direct international territory;

•	Launching our first Bluetooth speaker and being ready for 2015 launches for our new Sports Performance and Women’s lines and signing a licensing partnership with Toshiba; and

•	Consolidating U.S. based Skullcandy offices to Park City, Utah.

2013 Executive Compensation Highlights

Management Changes & Related Compensation Decisions

2013 was a turnaround year for our business and, as part of that, we had a transition of our senior management team, with each of our current executive officers being hired or, in the case of our Chief Commercial Officer, promoted, in 2013. We believe this new team has the skill and dedication to lead Skullcandy in the continued evolution and successful implementation of our strategic plan. The changes in our senior management team significantly impacted the compensation decisions for 2013, as the Compensation Committee sought to ease the transition to, while providing reasonable and balanced inducements and incentives and stable retention tools for, the new team.

In February 2013, Jeremy Andrus, our then President and Chief Executive Officer, separated from the Company, and our Board appointed Rick Alden, our founder, director and former CEO, as interim CEO until we hired Hoby Darling as our new President and CEO, effective as of March 18, 2013.

In June 2013, in connection with our consolidation of our offices to Park City, Utah, Aaron Behle, Vice President, International Sales, and Nate Morley, Vice President, Global Marketing, separated from the Company effective August 9, 2013 and September 3, 2013, respectively. July 2013 also marked the promotion of Sam Paschel, Jr. to the newly created role of Chief Commercial Officer and our Board hired Patrick Grosso to the newly created role of Vice President, Strategic Initiatives and Corporate Affairs. Mr. Grosso also serves as our Chief Legal Officer and Corporate Secretary. Effective October 2013, Kyle Wescoat separated from the Company and our Board hired Jason Hodell as our new Chief Financial Officer.

In connection with each of the foregoing appointments of Messrs. Darling and Hodell, and the promotion of Mr. Paschel, we made one-time equity grants of options and restricted stock units to incentivize these executives to join or remain with our organization and align their interests with the interests of our stockholders, provided certain relocation assistance for each Messrs. Darling and Hodell, and gave a signing bonus for Mr. Hodell. In March 2014, we entered into a standard form employment agreement with each of our currently serving executive officers, in order to provide continuity of employment and severance terms, to clarify certain terms of their offer letters, and to ensure compliance with Section 409A of the Internal Revenue Code. We believe the severance benefits are reasonable, with cash compensation not exceeding one times salary plus target bonus for our CEO and 50% of salary plus target bonus for our other named executive officers. We do not provide any tax gross up payments nor do we provide any single trigger benefits in the event of a change in control.

We entered in Separation Agreements with each of Messrs. Andrus, Behle, Morley and Wescoat to facilitate smooth transitions and for agreeing to non-compete and non-solicit covenants, as well as a release of claims in favor of Skullcandy. Our severance payments were limited to approximately six months’ salary and six months of COBRA coverage, except in the case of Mr. Andrus who, consistent with the terms of his employment agreement, will receive three years of his salary in effect at the time of his separation from us as CEO and received a fee for consulting services rendered for a year following his separation as CEO.

Pay for Performance and Retention

In 2013, we took a balanced approach to our executive compensation program in light of a need to attract talented management during this business turnaround and to align our executives’ interests with those of our stockholders. To this end, we set our base salaries to a competitive level for our named executive officers. We also provided equity inducement grants upon their hiring in 2013 to Messrs. Darling and Hodell, and to Mr. Paschel upon his promotion in 2013. Messrs. Darling and Hodell did not receive annual grants in 2013. In 2013, the Compensation Committee determined that our shareholders would be best served by awarding our employees, including our executive officers, with time-vested equity grants, both options and restricted stock units, that directly link our employees to increasing shareholder value. The Committee will continue to evaluate other means of aligning the interests of our employees, including our executive officers, with stockholder interests through the use of both stock appreciation and financial and strategic performance-based awards.

Under our 2013 annual Cash Bonus Program, which was established in August 2013, bonus opportunities for named executive officers were based on our achievement of targeted adjusted earnings before interest and taxes (“EBIT”), with individual performance considered in determining final bonus amounts only if we met or exceeded our adjusted EBIT threshold. We did not meet our threshold level of adjusted EBIT of $7.5 million for 2013, and for this reason, no bonuses were paid to our named executive officers under our 2013 annual Cash Bonus Program.

In connection with the establishment of our 2013 annual Cash Bonus Program, the Compensation Committee also set a Strategic Milestone Bonus Program, which provided certain bonus payments to employees, including our executive officers, based upon progress toward achievement of certain strategic milestones that align to the company’s five year strategic plan, as detailed above. The strategic milestones were approved in early August 2013 and supported our five year strategic plan. The purpose of the Strategic Milestone Bonus Program was to incentivize longer-term strategic achievements necessary during our turnaround. Payments under the Strategic Milestone Bonus Program could be up to the amount payable to an eligible named executive officer assuming achievement of threshold adjusted EBIT under the 2013 annual Cash Bonus Program. Achievement of threshold adjusted EBIT under the 2013 annual Cash Bonus Program results in 50% of bonus target opportunity being paid, and thus a maximum of 50% of bonus target opportunity could be paid under the Strategic Milestone Bonus Program.

In January 2014, after review of our progress on achieving the strategic milestones, our CEO recommended to the Compensation Committee, and the Compensation Committee approved, the payment of Strategic Milestone Bonuses at 50% of each eligible employee’s bonus opportunity under the Strategic Milestone Bonus Program, which represented 25% of target bonus opportunity under the 2013 annual Cash Bonus Program, or 25% of base salary for Mr. Darling and 12.5% of base salary for each of Messrs. Paschel, Hodell and Grosso, in each case pro-rated for actual time served in 2013. The approved bonus payments were based on meaningful progress being made towards the achievement of strategic milestones under the five pillars of our five-year strategic plan.

Say-on-Pay Support in 2013

At our annual stockholder meeting in June 2013, our stockholders approved the advisory vote on the executive compensation of our named executive officers, with an approval rating of 78% of votes cast. While the Compensation Committee is pleased with the support shown by our stockholders in this advisory vote, it endeavors to improve the tie between stockholder interests and executive compensation and the creation of long term stockholder value, while establishing and retaining an effective strong management team. Much of the compensation decisions in 2013 were influenced by the need to establish, retain and incentivize a new management team during a turnaround period. The Compensation Committee will continue to work to align management’s interests with our stockholders’ interests and to support long-term value creation.

Option Exchange Limited to Non-Executive Employees

On September 4, 2013, we completed an option exchange for non-executive employees who held options with an exercise price equal to or greater than $9.62 per share. We offered the option exchange in order to address the fact that a significant majority of our employees’ stock options at the time had exercise prices that exceeded the recent trading prices of our common stock. We believed the underwater stock options were no longer effective as incentives to motivate and retain our employees, and that this perception has contributed in part to the significant retention issues we faced in 2012 and 2013. The replacement options granted to participants as a result of the option exchange have a per-share exercise price of $5.33, vest (subject to continued employment with us) in four equal annual installments commencing on their grant date, and have a new ten-year term measured from the grant date. In total we had 100 employees surrender options in the exchange, representing 82% of eligible participants, and we granted replacement options covering 532,427 shares of our common stock. As a result of the option exchange, the company also received a one-time tax benefit of approximately $1.1 million.

None of our directors or executive officers were eligible to participate in the option exchange in an effort to maximize the option exchange opportunity for non-management employees and reflect best corporate governance practices in the design and implementation of our option exchange program.

2014 Compensation Program

In January 2014, management presented an extensive review of our compensation program and philosophy to the Compensation Committee. Among other things, the Compensation Committee had requested that management consider (i) whether to make any changes to the corporate performance bonus metric (adjusted EBIT) under our annual Cash Bonus Program and (ii) a mix of equity awards to best incentivize and retain key executives.

In part based on the CEO’s recommendations, the Compensation Committee determined (i) to continue to use adjusted EBIT as our performance bonus metric under the 2014 annual Cash Bonus Program as it applies to our named executive officers, and (ii) that the 2014 annual equity grant to our named executive officers will consist primarily of options. The decision to place increased emphasis on options in 2014 was based on management and the Compensation Committee’s goal of incentivizing our executives, aligning their interests with creation of stockholder value through stock price appreciation and contributing to retention (assuming appreciation of our stock price), in light of the company’s turnaround efforts and the transition of our senior management team. The Compensation Committee is contemplating the grant of performance-based restricted stock units to our CEO in 2014.

Good Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. We have the following practices and policies applicable to our executive officers that are mindful of the concerns of our stockholders and best governance.

•	We provide limited severance benefits and do not provide perquisites, other than reimbursement of relocation expenses and benefits provided to our employees generally.

•	We do not provide tax gross up payments.

•	We do not provide any supplemental retirement benefit plans.

•

In 2013, we designed and implemented an option exchange program that was reflective of strong corporate governance practices by, among other things, excluding our directors and executive officers from participation.

•	Our Compensation Committee works with a nationally-recognized, independent compensation consultant to develop and review peer group data and to receive guidance on best compensation practices.

Executive Compensation Philosophy and Objectives

We recognize that our ability to attract and retain highly talented professionals, as well as to grow our organization, largely depends on how we reward and compensate our employees and our ability to retain a talented management group. We strive to create an environment that is responsive to the needs of our employees, is open towards employee communication and continual performance feedback, encourages teamwork and rewards commitment and performance. The principles and objectives of our compensation and benefits programs for our executive officers and other employees are to:

•	attract, engage and retain the best executives to work for us, with experience and managerial talent enabling us to be an employer of choice in highly competitive and dynamic industries;

•	align compensation incentives with our business, financial performance and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success; and

•	ensure that our total compensation is fair, reasonable and competitive.

We compete with many other companies in seeking to attract and retain experienced and skilled executives. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and that reward our executive officers for achieving our financial and strategic objectives. In accordance with our philosophy of incentivizing performance and linking the interests of our executive officers to those of our stockholders, we have historically placed a greater emphasis on cash bonuses and equity based compensation, while keeping base salaries to a nominally competitive level.

The compensation of our named executive officers for 2013 consisted of the following elements:

•	base salary;

•	annual performance based cash bonus program opportunity, and strategic milestone bonus program payments;

•	restricted stock units, or RSUs;

•	stock options;

•	a retirement savings (401(k)) plan;

•	certain limited perquisites; and

•	certain negotiated and limited severance benefits.

Each of the components of our executive compensation program is discussed in more detail below. We view each component of our executive compensation program as related but distinct, and we also regularly reassess the total compensation of our executive officers, including our named executive officers, to ensure that our overall compensation objectives are met. While each element of executive compensation serves particular compensation objectives, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives. Historically, not all of the enumerated components have been provided to all executive officers.

Executive Compensation Process

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

Determinations regarding our named executive officers’ compensation for 2013 were made by our Compensation Committee after considering (i) the market data and analysis presented by the Compensation Committee’s independent compensation consultant, F.W. Cook & Co., and (ii) the recommendations of Mr. Darling, our CEO, as to the compensation of our named executive officers other than himself. Specifically, in 2013, Mr. Darling made recommendations regarding the award of bonuses based on the achievement of strategic milestones and the hiring of and promotional packages to be offered to Messrs. Hodell, Paschel and Grosso. In making its determinations, the Compensation Committee also took into consideration our financial and stock price performance, our recruiting and retention goals and management turn over issues, our view of internal equity and consistency, the length of service of our executive officers, market conditions and such other considerations as the Compensation Committee considered relevant.

Historically, the initial compensation arrangements with our executive officers have been determined in arm’s-length negotiations with each individual executive and memorialized in formal employment agreements or offer letters. Typically the CEO has been responsible for negotiating these arrangements, except with respect to his own compensation, with the oversight of our Compensation Committee or Board. The negotiated compensation arrangements have been influenced by a variety of factors, including, but not limited to (i) our financial condition and available resources, (ii) our need to fill a particular position, (iii) an evaluation of the competitive market, based on the collective experience of the members of the Compensation Committee and, more recently, data provided by F.W. Cook & Co., and (iv) the compensation levels of our other executive officers. Generally, the focus of these arrangements has been to recruit skilled individuals to help us meet our product development, retailer and distributor acquisition and growth objectives, while continuing to achieve our financial growth and profitability goals, and to maintain the level of talent and experience needed to drive sustainable results.

Role of the Compensation Committee’s Independent Compensation Consultant

The Compensation Committee believes we require executive talent with unique industry, creative and retail experience and that our compensation practices should be competitive within the marketplace. Since early 2012, the Compensation Committee has engaged F.W. Cook & Co. In 2013, the Compensation Committee reviewed compensation data and analysis prepared by F.W. Cook & Co. from two different peer groups – the original peer group developed in 2012, used in the first half of 2013, and the addition of two companies to this peer group, used in the second half of 2013. The primary peer group consisted of the 14 companies listed below. In developing this peer group in 2012, F.W. Cook & Co. and the Compensation Committee considered that our line of business encompasses several traditional industries with limited direct competitors. As a result, the peer group represents a cross-section of similarly sized companies from a wide variety of industries focused on building and cultivating brands—with a focus on consumer electronics, apparel, accessories and luxury goods, footwear, internet and catalog retail, internet software and services, leisure products and personal products, with preference given to growth companies or companies with specialty lines of business.

In making 2013 compensation decisions prior to June 2013, including determining Mr. Darling’s CEO hiring package, the Compensation Committee reviewed comprehensive market data from the peer group that was established in 2012 (set forth below) and the total cash and total direct compensation, as well as the value of the in-the-money carried ownership interest of our executives.

2012 & Early 2013 Peer Group

Black Diamond	RG Barry
Blue Nile	Shutterfly
Johnson Outdoors	Sturm, Roger & Co.
Nutrisystem	True Religion
Orbitz Worldwide	USANA Health Sciences
Petmed Express	XO Group
Prestige Brands	Zagg

The market capitalization of our peer group ranged from $136 million to $926 million determined as of January 31, 2012, with median market capitalization of $380 million and Skullcandy’s market capitalization at $366 million determined as of that date. The revenue of our peer group companies, based on the then most recently available four quarters, ranged from $146 million to $767 million, with a median of $403 million and Skullcandy at $233 million for the year ended December 31, 2011. As an additional market check, the Compensation Committee also reviewed competitive compensation data from a group comprised of Billabong, Black Diamond, Nike, Quiksilver and Under Armour.

In June 2013, the Compensation Committee requested that F.W. Cook & Co. review our top five executives’ compensation against our then-existing peer group and a newly constructed peer group that added Quiksilver and Zumiez. In addition, F.W. Cook & Co. also provided compensation market data for the chief marketing officer at Blue Nile, Nutrisystem and Shutterfly. As part of its limited review, F.W. Cook & Co. did not directly compare the compensation components for each of our named executive officers or make recommendations, but instead presented the 25th, median and 75th percentile amounts of each element of compensation and total cash and total direct compensation paid to the CEO and next four highest paid executives at the peer group. The Compensation Committee used the June 2013 F.W. Cook & Co. report for informative purposes and to assist in determining the market competitiveness of its 2013 compensation decisions for Messrs. Hodell, Paschel and Grosso.

2013 Executive Compensation Program Components

The following describes the primary components of our executive compensation program for each of our named executive officers, the rationale for that component, and how compensation amounts are determined.

Base Salary

To recruit and retain executives with the skills and experience that we believe are necessary to lead our growth, we established our named executive officers’ initial base salaries through arm’s-length negotiations at the time the individual was hired, taking into account his qualifications, experience and prior salary level. Generally, we have entered into agreements with these executives, which establish their initial salary as the minimum salary with increases at our discretion based on a number of factors, including peer group comparisons.

The base salaries of our executive officers, including the named executive officers, are reviewed annually by the Compensation Committee, or in the event of promotions or other significant changes in an executive officer’s role or responsibilities. Adjustments have been made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, importance of their contribution, prior experience, sustained performance and the recommendation of our CEO. Decisions regarding base salary adjustments may also take into account the amounts paid to the executive’s peers both inside and outside our company.

Set forth in the table below are the base salaries in effect for our named executive officers as of December 31, 2013, in the case of named executive officers still serving with us as of that date, or, in the case of officers who resigned prior to year end, as of the date of the officer’s cessation of service as one of our executive officers.

Executive	Title	Annual Base Salary 2013
Current Executive Officers
S. Hoby Darling	President and CEO	$450,000
Jason Hodell	CFO	$300,000
Sam Paschel, Jr.	Chief Commercial Officer	$300,000
Patrick Grosso	VP, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary	$235,000
Former Executive Officers(2)
Jeremy Andrus	Former President and CEO	$350,000
Rick Alden(1)	Former Interim CEO	$350,000
Kyle Wescoat	Former Senior Vice President and CFO	$283,250
Aaron Behle	VP, International Sales	$248,745
Nate Morley	VP, Creative & Marketing	$246,152

(1)	Represents the annualized rate of Mr. Alden’s base salary for his service in 2013 as Interim CEO. Mr. Alden actually received $37,397 for his approximately one month of service in that role.
(2)	Messrs. Andrus, Wescoat, Behle and Morley separated from the Company, effective as of February 8, October 1, August 9 and September 3, 2013, respectively.

Base salary decisions for our named executive officers in 2013 were driven primarily by new hires and the promotion of Mr. Paschel to Chief Commercial Officer in June 2013. Other than Messrs. Paschel and Wescoat, no other named executive officer who served during 2012 and for all or a portion of 2013 received an increase in base salary for 2013. In making its 2013 salary decisions, the following factors were considered:

•

The Compensation Committee determined Mr. Darling’s starting salary of $450,000 based on several factors, including Mr. Darling’s compensation package at Nike, our former CEO’s base salary of $350,000, market data in the February 2013 F.W. Cook & Co. report and a desire to appropriately incentivize Mr. Darling to join us given the challenges faced in seeking to increase our business performance.

•

In approving Mr. Hodell’s salary of $300,000, the Compensation Committee considered the prior CFO’s compensation, Mr. Hodell’s then-current salary, the addition of significant new job responsibilities, including overseeing supply planning and Information Technology and the compensation market data for similar executives within the June 2013 peer group discussed above.

•

In approving Mr. Paschel’s salary of $300,000, the Compensation Committee considered his promotion to Chief Commercial Officer, the addition of significant new job responsibilities, including overseeing Marketing and the compensation market data for similar executives within the June 2013 peer group discussed above.

•

In approving Mr. Grosso’s salary of $235,000, the Compensation Committee considered the prior General Counsel’s salary, Mr. Grosso’s responsibilities and prior compensation history and the compensation market data for similar executives within the June 2013 peer group discussed above.

•

In August 2013, the Compensation Committee approved a base salary increase of 3% for Mr. Wescoat, effective as of March 1, 2013, which increased salary was still below the 25th percentile for similar situated executives in the June 2013 peer group.

Mr. Alden’s Compensation as Interim CEO and Director

Mr. Alden is our founder, former CEO and a member of our Board, and served as Interim CEO following Mr. Andrus’ separation in February 2013 until Mr. Darling joined us as CEO effective as of March 18, 2013. Pursuant to the Board of Directors Services Agreement entered into with Mr. Alden in March 2011, Mr. Alden was entitled to receive payment for his Board service equal to two years of a $252,000 per year base salary, payable in substantially equal installments over two years, expiring March 21, 2013, and health insurance benefits for a period of three years, expiring March 2014, subject to his continued Board service during those periods. In connection with Mr. Alden assuming the interim CEO position in February and a portion of March 2013 and in recognition of Mr. Alden’s increased responsibilities as Interim CEO, the Board approved an increase in his salary as our interim CEO to $350,000, which rate was payable only for the approximately one month of time Mr. Alden served as Interim CEO in 2013. This annual base salary rate was designed to match the salary of Mr. Andrus in effect immediately prior to his departure from the Company. In recognition of, and as compensation for, Mr. Alden’s important contributions to the Company in the midst of significant management transitions, the Compensation Committee considered the possible grant of stock options to Mr. Alden, but determined that a transition bonus would be more appropriate given his already large equity interest in the Company. The Compensation Committee approved the payment of a $360,202 transition bonus, which amount approximated the Black-Scholes value of 150,000 stock options. For the remainder of 2013 after service as our interim CEO and expiration of the compensation provision of Mr. Alden’s Board of Directors Service Agreement on March 21, 2013, Mr. Alden was paid (and will continue to be paid) compensation equal to the compensation that we pay our non-employee directors, except that for 2013, and in light of the compensation paid under his Board of Director Services Agreement and for his CEO transition services, Mr. Alden did not receive any equity grants in 2013.

2013 Cash Bonuses

We typically provide an annual cash bonus opportunity for our executive officers to motivate them to achieve our short-term financial objectives while making progress toward our longer-term growth and other goals.

2013 Annual Performance Based Cash Bonus Program

On August 6, 2013, the Compensation Committee approved the 2013 Cash Bonus Program, which provides annual cash incentive awards to our named executive officers based on our measurable financial performance and, assuming the achievement of our objective financial performance criteria, individual performance criteria that varies by position. Messrs. Darling, Paschel and Grosso were eligible to participate in the 2013 Cash Bonus Program.

Under the 2013 Cash Bonus Program, Company performance at target level corresponds to an individual target bonus opportunity, expressed as a percentage of base salary in effect as of the end of the fiscal year, of (i) 100% for Mr. Darling; and (ii) 50% for each of Messrs. Hodell, Paschel and Grosso. Mr. Darling’s target bonus opportunity was increased from the target bonus opportunity provided to our former CEO (which was at 75% of base salary) in order to put more of Mr. Darling’s compensation at risk based on our performance and to provide incentives for improved Company performance. Messrs. Hodell’s, Paschel’s and Grosso’s target bonus opportunity was consistent with the bonus opportunity of our former named executive officers.

Under the 2013 Cash Bonus Program, target bonus opportunities would be earned based on our achievement of EBIT performance calculated on a GAAP basis, but excluding certain items that the CEO could discuss with the Compensation Committee, including, as applicable, office closures, exit of a business or businesses, contract terminations (e.g., one-time expenses associated with termination), any legal settlement expense in excess of $100,000, executive and employee severance, major customer bankruptcy, A/R write-offs in excess of credit insurance, end of life inventory write-downs, athlete/ambassador terminations, goodwill or fixed asset terminations and accounting reclassifications (“Adjusted EBIT”).

Thus, bonuses may range from 50% of target bonus opportunity for threshold performance of Adjusted EBIT, to 200% (150% in the case of our CEO) of target bonus opportunity for maximum performance. No payouts are earned, however, unless the Company achieves the threshold level of performance of Adjusted EBIT.

The following table sets forth the threshold, target and maximum goals for, as well as our actual performance during 2013 under, the Adjusted EBIT performance measure. Linear interpolation is used to calculate bonus funding between threshold, target and maximum levels of performance.

Performance Metric	Targeted Levels for 2013
	Threshold	Target	Maximum
Adjusted EBIT	$7.5 million	$9.0 million	$15.2 million

In accordance with its terms, since the Company did not meets its Adjusted EBIT threshold performance, no bonuses were payable to our named executive officers under our 2013 Cash Bonus Program.

Strategic Milestone Bonus Program

In connection with the adoption of our 2013 Cash Bonus Program, the Compensation Committee authorized Strategic Milestone Bonuses at 50% of each eligible employee’s bonus opportunity under the Strategic Milestone Bonus Program, which represented 25% of target bonus opportunity under the 2013 annual Cash Bonus Program, or 25% of base salary for Mr. Darling and 12.5% of base salary for each of Messrs. Paschel, Hodell and Grosso. Payment of the Strategic Milestone Bonuses were subject to the Compensation Committee’s approval and based on meaningful progress being made towards the achievement of the strategic milestones established by the Compensation Committee in August 2013, which milestones are in support of the following five pillars of our five-year strategic plan:

(i) marketplace transform, which includes editing distribution, amplifying with our key partners and adding new distribution;

(ii) create the innovation future, which includes significant innovation that both solves our consumer audio friction points and also excites them;

(iii) grow international sales;

(iv) expand and amplify categories and partnerships so that we are the audio partner of choice for our consumer throughout the 24 hours of their day; and

(v) team operational excellence, which includes both increasing efficiencies and profitability while creating a best in class culture.

In January 2014, after review of our progress towards achieving the strategic milestones, our CEO recommended to the Compensation Committee, and the Compensation Committee approved, the payment of Strategic Milestone Bonuses at 50% of each eligible employee’s bonus opportunity under the Strategic Milestone Bonus Program, which represented 25% of target bonus opportunity under the 2013 annual Cash Bonus Program, or 25% of base salary for Mr. Darling and 12.5% of base salary for each of Messrs. Paschel, Hodell and Grosso, in each case pro-rated for actual time served in 2013. In determining the bonus payout, the Compensation Committee noted the success towards achieving each prong of the strategic milestones, including the launch of an outlet retail store, the success of our Crusher line, our entering into licensing and collaboration agreements with Toshiba Corporation and DTS, Inc. and the consolidation of our corporate offices. No particular weight was assigned to any of the milestones.

The following table lists the Strategic Milestone Bonuses paid to our named executive officers:

Strategic Milestone Bonus Payouts

Name	Amount of Bonus Awarded	Bonus as % of Base Salary
S. Hoby Darling	$89,375	19.9%
Jason Hodell	$5,048	1.7%
Sam Paschel, Jr	$35,942	12.0%
Patrick Grosso	$13,678	5.8%

Transition & Signing Bonuses

As described above under “Mr. Alden’s Compensation as Interim CEO and Director,” the Compensation Committee approved the payment of a $360,202 transition bonus for 2013.

In connection with Nate Morley’s separation in September 2013, we paid a $33,136 bonus to Mr. Morley, which represented approximately seven week’s pay, as consideration for his role in transitioning his duties to other employees.

Messrs. Paschel and Hodell received signing bonuses of $60,750 and $75,000, respectively to induce them to accept their positions and in light of their increased responsibilities.

Long-Term Equity Incentives

The goals of our long-term equity incentive awards are to incentivize and reward our executive officers, including our named executive officers, for creation of long-term stockholder value and to align the interests of our executive officers with those of our stockholders.

Stock Options and Restricted Stock Units

In the summer of 2013, based in part upon management’s recommendations, the Compensation Committee approved a compensation program for new hire grants and annual awards, consisting of time-vested options and restricted stock units, or RSUs. Messrs. Paschel and Grosso were the only named executive officers who received awards under the 2013 annual equity incentive program. In recognition of the importance of Mr. Paschel’s contributions to our operations since joining us in 2012, the additional responsibilities he assumed in June 2013 with his promotion to Chief Commercial Officer and retention incentives, the Compensation Committee approved (i) an increased annual grant from $150,000 in value that was granted in 2012 to $250,000 in value for his annual 2013 grant, and (ii) a one-time additional grant valued at $250,000, resulting in total grant value of $500,000 for his equity awards in 2013. In recognition of the responsibilities Mr. Grosso assumed in 2013, to immediately align his interest with long-term value creation for Skullcandy and based on compensation market data for similar executives within the June 2013 peer group discussed previously, the Compensation Committee approved an annual grant value of $150,000 for Mr. Grosso.

For 2013, the Compensation Committee granted time-vested one-time equity awards to Messrs. Darling and Hodell in connection with their hiring and as such, did not grant annual awards to Messrs. Darling or Hodell in 2013. The value of their awards, the mix of their awards and their time-vested nature was a byproduct of their new hire negotiations, to induce them to join the Company during challenging times, and to tie a significant portion of their compensation to the value of our stock price. As part of the negotiations with Mr. Darling in connection with his hiring as CEO in March 2013, the Compensation Committee approved a grant of $2 million in value of equity, with 80% in the form of options and 20% in the form of RSUs, to compensate Mr. Darling for the equity forfeited upon leaving his prior employer and to align his interest with the long-term value creation for

Skullcandy. As part of the negotiations with Mr. Hodell in connection with his hire as CFO in October 2013, the Compensation Committee approved a grant of $800,000 in value of equity to compensate Mr. Hodell for equity forfeited upon leaving his prior employer and to align his interests with the long-term value creation for Skullcandy.

Name	Number of Options	Number of RSUs	Grant Date Fair Value
Hoby Darling	603,773	77,669	$1,999,994
Jason Hodell	139,705	51,669	$799,999
Sam Paschel, Jr.	46,816	73,964	$499,921
Patrick Grosso	14,044	22,189	$149,973

2014 Equity Awards

In March 2014, the Compensation Committee granted annual equity awards to our named executive officers consisting 100% of options. The Compensation Committee also is considering the award of performance share units valued at $50,000, to be granted in 2014 to our CEO, Mr. Darling, subject to the Committee establishing the appropriate performance metrics. The increased emphasis on options as a form of equity in 2014 was based on management and the Compensation Committee’s goal of having their equity compensation be at risk based on our stock price, aligning their interests with the long-term value creation for Skullcandy through stock price appreciation, and contributing to retention, in light of the company’s turnaround efforts and the transition of our senior management team. The Committee will continue to evaluate other means of aligning the interests of our employees, including our executive officers, with stockholder interests through the use of both stock appreciation and financial and strategic performance-based awards.

Delegation of Authority to Grant Equity Awards

In September 2013, the Board established a subcommittee comprised of our CEO in his capacity as a member of the Board, as sole member, with limited authority to grant a certain number of restricted stock units to employees of Skullcandy who are not subject to Section 16 reporting. Under this delegated authority, our CEO could award up to $250,000 in value for 2013, with the maximum value per individual capped at $50,000. The subcommittee did not grant any restricted stock units in 2013 pursuant to the aforementioned delegation of authority.

Retirement Savings, Other Benefits and Perquisites

Retirement Savings

We have established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other salaried employees. Under the 401 (k) plan, eligible employees may elect to contribute pre-tax amounts to the plan up to a statutorily prescribed limit. Currently, we match contributions made by participants in the plan up to 4% of compensation. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Additional benefits received by all of our employees, including the named executive officers, include medical, dental, and vision insurance, medical and dependent care flexible spending accounts, and $20 monthly contribution to a gym membership. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

In order to prevent geographic restrictions on our recruitment and hiring opportunities, we occasionally provide new hires with limited relocation benefits. Our executives, including our named executive officers, are eligible to receive these relocation benefits when we determine that relocation is desirable and/or required due to the specific circumstances of the assignment. During 2013, pursuant to the terms of their respective offer letters, we provided each of Messrs. Darling and Paschel with approximately $20,000, and Mr. Grosso with approximately $10,000, in relocation expense reimbursement associated with their hiring and/or relocation to Park City, Utah. Mr. Darling additionally received a $4,000 reimbursement for temporary housing pursuant to the terms of his offer letter. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages and to assist our executives in transitioning to their new role within our organization.

Historically, we have not provided any other perquisites to our named executive officers and we generally do not view perquisites or other personal benefits as a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, where we believe such perquisites are appropriate to assist an individual executive officer in the performance of his duties, to make our executive officers more efficient and effective and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be subject to periodic review by the Compensation Committee.

Severance and Change in Control Benefits

In March 2014, the Compensation Committee approved entering into a standard form of employment agreement (the “Employment Agreements”) with each of our then-serving named executive officers, which form agreement codifies the terms of each executive’s offer letter or other new hire agreement (and in some instances clarifies those terms) and serves to provide greater consistency among our executives’ employment and severance terms and to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The Employment Agreements are made effective as of the date in 2013 of hire or promotion of the executive officer. The offer letters and other agreements were negotiated at the time of their hiring or promotion. The Employment Agreements include certain additional benefits from those contained in the offer letters of certain of the executive officers, including cash severance and COBRA payments in the event of death or Disability. We do not provide any tax gross ups, nor do we provide single trigger equity acceleration upon a change of control. The Employment Agreements provide severance benefits upon a termination without cause or a resignation for good reason, or upon death or Disability. Mr. Grosso’s agreement provides that good reason includes if Mr. Darling ceases service as our CEO, which was negotiated at the time of his hiring and to induce him to relocate given our turnaround circumstances. The severance benefits provided upon a qualifying termination of employment, or death or disability, include (i) payments of 12 months of salary plus annual target bonus for our CEO, and 6 months of salary plus annual target bonus for our other current executive officers, (ii) acceleration of outstanding equity grants and (iii) 18 months of COBRA coverage. We believe that job security is a cause of significant concern and uncertainty for named executive officers and that providing protections to these executives in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities in all situations.

As discussed above, Messrs. Wescoat, Behle and Morley entered into separation agreements with the Company in 2013 that provided severance benefits of continued salary and COBRA for a period not exceeding six months. The purpose of these separation agreements was to facilitate smooth transitions and for agreeing to non-compete and non-solicit covenants, as well as a release of claims in favor of Skullcandy. In connection with Mr. Andrus’ separation in February 2013, we agreed to provide him with the severance benefits contained in his employment agreement (three years of base salary plus pro-rata vesting in his performance based RSUs), as well as reimbursement of COBRA for 18 months and legal fees incurred in connection with the negotiation of his separation agreement. We also agreed to retain Mr. Andrus as a consultant for one year (up to five hours per month), for an annual fee of $115,000. The Compensation Committee determined that these separation terms and the consulting arrangement were in the best interests of the Company and its stockholders to facilitate a smooth transition and for agreeing to non-compete and non-solicit covenants, as well as a release of claims in favor of Skullcandy.

See “Executive Compensation Tables—Potential Payments Upon a Termination or Change in Control” for a discussion of the severance arrangements with our named executive officers, including the actual severance paid to named executive officers who departed the Company during 2013.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Internal Revenue Code, or Section 162(m), disallows a tax deduction to any publicly-held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its CEO and each of its other named executive officers, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of Section 162(m). Our stockholders approved our 2011 Plan on June 15, 2012 at our 2012 annual meeting of stockholders, which stockholder approval was intended to satisfy the stockholder approval requirements of Section 162(m).

Once Section 162(m) applies to awards under the 2011 Plan and where reasonably practicable, the Compensation Committee may seek to qualify the variable compensation paid to our named executive officers for the “performance-based compensation” exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162 (m). The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with this exemption from the deductibility limit in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 280G of the Internal Revenue Code

We do not provide any tax gross up payments to our executive officers and currently we do not intend to implement tax gross up payments. In approving the compensation arrangements for our named executive officers, our Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Internal Revenue Code.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. In March 2014, we revised our employment and offer letters to a standard form intended to be in compliance with Section 409A.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2013, 2012 and 2011. None of our current named executive officers, Messrs. Darling, Hodell, Paschel or Grosso, were named executive officers prior to 2013. Mr. Alden was a named executive officer for a portion of 2013 and a portion of 2011; he did not serve as an executive officer or employee in 2012.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation (5)	Total
Current Executive Officers
S. Hoby Darling	2013	$337,500	$89,375	$399,995	$1,599,998	$24,000	$2,450,869
President and Chief Executive Officer

Jason Hodell	2013	$40,385	$80,048	$324,998	$474,997	—	$920,878
Chief Financial Officer

Sam Paschel, Jr.	2013	$267,535	$96,692	$374,997	$124,924	$20,000	$884,149
Chief Commercial Officer

Patrick Grosso	2013	$99,423	$13,678	$112,498	$37,475	$14,377	$277,451
VP, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Secretary

Former Executive Officers(6)
Jeremy Andrus(6)	2013	$53,846	—	—	—	$1,189,790	$1,243,636
Former CEO and President	2012	$343,507	—	$1,500,001	$1,115,779	$10,000	$2,969,287
	2011	$279,277	—	—	$1,666,800	$32,347	$1,978,424

Rick Alden(7)	2013	$37,397	$360,202	—	—	—	$411,354
Former Interim CEO	2012	—	—	—	—	—	—
	2011	$73,096				$13,666	$86,762

Kyle Wescoat(6)	2013	$227,066	—	—	—	$199,649	$426,715
Former Senior VP and CFO	2012	$63,009	—	$180,005	—	$24,423	$267,437

Aaron Behle(6)	2013	$170,703	—	—	—	$139,500	$310,203
VP, International Sales	2012	$222,108	$143,722	$75,004	$55,790	$10,000	$552,624
	2011	$230,000	—	—	—	$17,805	$247,805

Nate Morley(6)	2013	$192,547	$33,136	—	—	$136,900	$362,583
VP, Global Marketing	2012	$236,756	$90,000	$37,496	$27,892	—	$422,144

(1)	For Mr. Alden, salary represents the salary paid for his services as our Interim CEO from February 8 to March 18, 2013. Compensation for his services as our director from January 1, 2013 to February 7, 2013, and from March 18, 2013 through the end of 2013 are reported under “Compensation of Directors.” See also, “Compensation Discussion and Analysis — Executive Compensation Program Components — Mr. Alden’s Compensation as Interim CEO and Director.” Mr. Alden provided services to us as a director only during 2012 and the compensation paid to him in that capacity during 2012 was reported under “Compensation of Directors” in our proxy statement for the 2013 annual meeting.

(2)

Amounts represent bonuses paid to each of Messrs. Darling, Hodell, Paschel and Gross under our Strategic Milestone Bonus Program. See “Compensation Discussion and Analysis — 2013 Executive Compensation Program Components — Cash Bonuses — Strategic Milestone Bonus Program.” For Messrs. Hodell and

Paschel, the amount also includes a signing bonus of $75,000 and $60,750, respectively, made in connection with their hiring and promotion, respectively. For Mr. Alden, amount represents the bonus paid for service as our Interim CEO. See “Compensation Discussion and Analysis — Executive Compensation Program Components — Mr. Alden’s Compensation as Interim CEO and Director.”

(3)	Amounts reflect the grant date fair value of time-vested restricted stock units granted to the named executive officers, as computed in accordance with ASC Topic 718, based on the closing price of our common stock on the date of grant (as to 2013 awards, $5.15 for Mr. Darling; $5.07 for Messrs. Paschel and Grosso; and $6.29 for Mr. Hodell).

(4)	Amounts reflect the grant date fair value of options granted to the named executive officers, as computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 10, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on March 17, 2014. The Black-Scholes option values for each of the following named executive officers were: Mr. Darling $2.65; Mr. Hodell $3.40; Messrs. Paschel and Grosso $2.67. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

(5)	Amounts under the “All Other Compensation” column for the twelve months ended December 31, 2013 consist of: (a) 401(k) company matching contributions; (b) certain expenses we provided to cover the cost of relocating to Park City, Utah; (c) severance payments and consulting fees, as applicable, paid to Messrs. Andrus, Wescoat, Behle and Morley in connection with their terminations of employment, and (d) the cost of providing health insurance benefits to Mr. Alden in 2013 under his Board of Directors Services Agreement and the cost of COBRA coverage.

Named Executive Officer	401(k) Plan Company Contribution	Reimbursement for Relocation and Housing Expenses	Severance Payments and Consulting Fees		Health Insurance and COBRA(d)
Current Executive Officers
S. Hoby Darling	—	$24,000	—		—
Jason Hodell	—	—	—		—
Sam Paschel, Jr.	—	$20,000	—		—
Patrick Grosso	$4,377	$10,000	—		—

Former Executive Officers
Jeremy Andrus	$6,462	—	$1,172,500	(a)	$10,828
Rick Alden	—	—	—		$13,755
Kyle Wescoat	—	—	$197,185	(b)	$2,464
Aaron Behle	$10,200	—	$124,373	(c)	$4,927
Nathan Morley	$10,200	—	$123,076	(c)	$3,624

(a)	Amount represents the following payments paid or payable pursuant to the terms of Mr. Andrus’ Separation Agreement and Release :(i) the consulting fee of $115,000 for consulting services during the one year following Mr. Andrus’ separation as CEO, payable in monthly installments through February 8, 2014; (ii) attorneys’ fees of up to $7,500; (iii) the aggregate cost of COBRA premiums for 18 months following his termination of service as CEO; and (iv) $1,050,000 severance payments (representing three times his base salary at the time of termination), payable in monthly installments commencing in September 2013.

(b)	Amount represents a lump sum cash payment equal to 12 months of Mr. Wescoat’s salary at the time of his termination $283,250 less, the amount paid to him as salary from June 18, 2013 through his termination date of October 1, 2013.

(c)	Amount represents a lump sum representing approximately 26 weeks of base salary in effect immediately prior to the officer’s termination of service paid to each of Messrs. Behle and Morley pursuant to the terms of their respective separation agreements.

(d)	For our former executive officers, other than Mr. Alden, represents COBRA coverage paid (i) for Mr. Andrus, for 18 months, (ii) for Mr. Wescoat, for coverage commencing on his separation date of October 1, 2013 through June 14, 2014, and (iii) for six and three months COBRA coverage through February 28, 2014 and December 31, 2013, respectively, for Messrs. Behle and Morley.

(6)	Each of Messrs. Andrus, Wescoat, Behle and Morley resigned from their positions with us, effective February 8, October 1, August 9 and September 3, 2013, respectively.

(7)	Mr. Alden did not serve in an executive officer or employee capacity during 2012. He was paid for his services as a director during 2012 pursuant to his Board of Directors Services Agreement entered into with Mr. Alden in March 2011, which provided for annual payment of $252,000 plus health insurance benefits.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2013. Each of Messrs. Andrus, Wescoat, Behle and Morley is excluded from the table as each officer’s employment terminated prior to the grant of any plan-based awards in 2013. Mr. Alden is also excluded from the table as he was not eligible to participate in our 2013 Cash Bonus Program and did not receive any equity awards in 2013 for service as our interim CEO. Mr. Alden also did not receive any equity awards for his service as a director in 2013.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award(s)($)(1)			All Other Stock Awards; Number of Shares of Stock or Units RSUs	All Other Option Awards; Number of Shares Under- lying Options	Exercise or Base Price of Option Awards Per Share	Grant Date Fair Value of Stock and Option Awards(2)(3)
			Threshold	Target	Maximum
S. Hoby Darling	8/6/2013		$225,000	$450,000	$675,000
	5/8/2013						603,773	$5.15	$1,599,998
	5/10/2013	5/8/2013				77,669			$399,995

Jason Hodell	11/4/2013		—	—	—	51,669			$324,998
	11/4/2013						139,705	$6.29	$474,997

Sam Paschel, Jr.	8/6/2013		$75,000	$150,000	$300,000
	8/6/2013					73,964			$374,997
	8/6/2013						46,816	$5.07	$124,924

Patrick Grosso	8/6/2013		$58,750	$117,500	$235,000
	8/6/2013					22,189			$112,498
	8/6/2013						14,044	$5.07	$37,475

(1)	Amounts shown represent potential value of cash-based performance bonus awards for 2013 under our 2013 Cash Bonus Program, which was based on our performance against a pre-established adjusted EBIT goal for 2013. Amounts shown under “Threshold” assume achievement of each of goals at threshold level, with payouts at 50% of the named executive officer’s bonus opportunity; amounts shown under “Target” assume achievement of both goals at target level, with payouts at 100% of the named executive officer’s bonus opportunity; and amounts shown under “Maximum” assume achievement of both goals at maximum level, with payouts at 200% of the named executive officer’s bonus opportunity (except, in the case of Mr. Darling, our CEO, at 150% of his bonus opportunity). See “Compensation Discussion and Analysis — 2013 Executive Compensation Program Components — 2013 Cash Bonuses — 2013 Annual Performance Based Cash Bonus Program.” No bonuses were paid under the 2013 Cash Bonus Program. None of Messrs. Andrus, Wescoat, Behle, Morley or Hodell was eligible to participate in the 2013 Cash Bonus Program because all, except Mr. Hodell, had separated from the Company, or were in the process of separating, by the date the Compensation Committee approved the 2013 Cash Bonus Program and, in the case of Mr. Hodell, he did not join us until the fourth quarter of 2013.

(2)	Amounts shown represent the grant date fair value of the option awards granted during 2013, computed in accordance with ASC Topic 718. See “— Summary Compensation Table” above for a description of the assumptions used in calculating the grant date fair value of awards.

(3)	Amount shown represents the aggregate grant date fair value of RSUs granted in 2013 computed in accordance with ASC Topic 718 based on the number of RSUs granted multiplied by the grant date fair value per unit on the date of grant (which represents the closing price of our common stock on NASDAQ on the grant dates noted in the table above).

Narrative Disclosure — Offer Letters and Employment Agreements

We entered into offer letters or agreements with each of our currently serving named executive officers upon their hiring, or in the case of Mr. Paschel, upon his promotion. In March 2014, the Compensation Committee approved the entering into of a standard form of employment agreement with each of our then-serving named executive officers, to be effective as of their respective hire or promotions dates, which form agreement codifies the terms of each executive’s offer terms, and in some instances clarifies those terms and provides certain enhanced benefits. The employment agreements also provide greater consistency among executives’ employment and severance terms and compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The employment agreements contain confidentiality provisions and require a release of claims against Skullcandy in exchange for severance benefits.

The individual terms of the employment agreements, other than the severance benefits, are summarized below. Additional terms contained in the offer letters regarding initial equity grants and relocation assistance are also discussed below. For a description of the severance benefits to which our named executive officers are entitled in the event of a change in control or certain terminations of their employment with us, and for a description of the severance agreements we entered into with Messrs. Andrus, Wescoat, Behle and Morley, see “— Potential Payments Upon a Termination or Change-in-Control” below.

S. Hoby Darling. Mr. Darling’s employment agreement is effective as of March 18, 2013 and provides that Mr. Darling will serve as our President and CEO and that the Company will nominate him to serve as a director. Mr. Darling’s annual base salary is set at a minimum of $450,000 and he is eligible to participate in our annual bonus program, with a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 150% of his base salary. Under the terms of the offer letter, Mr. Darling received an inaugural, one-time equity grant valued at approximately $2,000,000, comprised 80% of stock options and 20% restricted stock units, in May 2013. The stock options and restricted stock units vest in equal annual increments over a four year period commencing with the first anniversary of his hire date, subject to Mr. Darling’s continued service with the Company through the applicable vesting dates. Mr. Darling is eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as all other Company employees. Pursuant to the offer letter, we provided Mr. Darling with relocation assistance, including up to 60 days of temporary housing, two house hunting trips, packing and moving of belongings, and a $20,000 moving allowance, all of which are to be reimbursed on a pro-rata basis if Mr. Darling’s employment terminates in the first year of employment.

Other Currently Serving Named Executive Officers. The employment agreements provide minimum base salaries of $300,000 (in the case of Messrs. Hodell and Paschel) and $235,000 (in the case of Mr. Grosso), and a target bonus opportunity of 50% of base salary and a maximum bonus opportunity of 100% of base salary. Messrs. Hodell and Paschel received signing bonuses of $75,000 and $60,750, respectively, in connection with their hiring. Additionally, Messrs. Paschel and Grosso received relocation assistance of $20,000 and $10,000, respectively, in connection with their relocation to Park City, Utah, which was to be reimbursed on a pro-rata basis if their respective employment terminated in the first year of employment. The named executive officers are eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as all other Company employees.

Rick Alden. See “Compensation Discussion and Analysis — 2013 Executive Compensation Program Components — Mr. Alden’s Compensation as Interim CEO and Director” for a description of Mr. Alden’s agreement with us that was entered into during 2011, which governs certain compensation for his service as our Board member, but not as our Interim Chief Executive Officer.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2013. Messrs. Wescoat, Behle and Morley are not included in the table below as they did not hold any equity awards as of December 31, 2013.

	Option Awards				Stock Awards
Vesting Commencement Date	Number of Securities Underlying Unexercised Option (Exercisable)	Number of Securities Underlying Unexercised Option (Unexercisable)(1)	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
					RSUs(3)		PSUs(4)
Current Executive Officers
S. Hoby Darling
3/18/2013	—	603,773	$5.15	5/8/2023	77,669	$559,994	—	—

Jason Hodell
10/28/2013	—	139,705	$6.29	10/28/2023	51,669	$372,533	—	—

Sam Paschel, Jr.
9/4/2012	4,412	13,236	$8.50	12/11/2022			—	—
7/01/2013	—	46,816	$5.07	8/6/2023	73,964	$533,280

Patrick Grosso
7/15/2013	—	14,044	$5.07	8/6/2023	22,189	$159,983	—	—

Former Executive Officers
Jeremy Andrus
1/5/2009	232,877	—	$7.42	5/9/2014	—	—	0	$0
3/1/2011	26,833	—	$16.42	5/9/2014
7/19/2011	52,499	—	$20.00	5/9/2014

Rick Alden
7/27/2011	18,395	9,605	$19.99	7/27/2021	—	—	—	—

(1)	Options granted with vesting commencement dates in 2012 and 2013 vest in four equal annual installments commencing on the first anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date, except for the options granted to Mr. Hodell, which vest 10% the first anniversary, 15% the second anniversary, 20% the third anniversary, 25% the fourth anniversary and 30% the fifth anniversary of the vesting commencement date. The option granted to Mr. Alden vest 33% on the first anniversary of the vesting commencement date, with 778 shares vesting on each monthly anniversary thereafter for twenty-four months. Mr. Andrus forfeited all unvested shares as of his termination date.

(2)	Option expiration dates give effect to extended exercise periods resulting from the consulting arrangement with Mr. Andrus.

(3)	The restricted stock units vest in four equal annual installments commencing on the vesting commencement date, except for the restricted stock units granted to Mr. Hodell, which vest 10% the first anniversary, 15% the second anniversary, 20% the third anniversary, 25% the fourth anniversary and 30% the fifth anniversary of the vesting commencement date. The market value is based on the closing stock price of our Common Stock on December 31, 2013 of $7.21.

(4)	None of Messrs. Darling, Hodell, Paschel, Grosso or Alden have any performance-based restricted stock units, or PSUs. Mr. Andrus’ severance agreement provides that his PSUs will vest pro rata by multiplying (1) the number of PSUs that would have been earned during the performance period based solely on the Company’s performance and without regard to Mr. Andrus’ departure, by (2) the fraction of (i) 402 days worked in the performance period (ii) divided by 1,096 total days in the performance period. The PSUs will vest and be earned based on our performance over the three year performance period from January 1, 2012 through December 31, 2014, under the performance measures of annual growth in EPS (weighted 70%) and net sales (weighted 30%). The PSUs entitle each participant to earn a number of shares of our common stock ranging from 0-150% of the target number of PSUs granted, as follows: (i) 0-105% of the target PSUs will be earned based on attainment of certain levels of year to year growth in the Company’s annual earnings per share during the three-year performance period, and (ii) 0-45% of the target PSUs will be earned based on attainment of certain levels of year to year growth in the Company’s annual revenue during the three-year performance period. In no event, however, will more than 100% of the target PSUs be earned unless the Company’s stock price reaches a certain minimum level during the 2014 fiscal year. In accordance with the SEC rules governing this table, we have reflected zero as the number of PSUs that would have been earned by Mr. Andrus, based on the Company’s average actual annual growth under the performance measures during the 2011- 2013 period.

Option Exercises and Stock Vested

None of our named executive officers exercised options during the year ended December 31, 2013. Certain of our named executive officers hold stock-based awards in the form of time-vested RSUs and PSUs.

Stock Vested
Name	Number of Securities Acquired on Vesting	Value Realized on Vesting(1)
Current Executive Officers
Hoby Darling	—	—
Jason Hodell	—	—
Sam Paschel, Jr.	—	—
Patrick Grosso	—	—
Former Executive Officers
Jeremy Andrus	—	—
Rick Alden	6,320	$36,024
Kyle Wescoat	5,294	$34,093
Aaron Behle	—	—
Nate Morley	—	—

(1)	The value realized upon vesting of restricted stock units equals the closing price of a share of our common stock on the date of vesting, multiplied by the number of shares underlying the vested RSUs.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination, including in connection with a Change in Control

The information above does not generally reflect compensation and benefits available to all salaried employees upon termination of employment with us under similar circumstances.

Former Executive Officers

Jeremy Andrus. Effective February 8, 2013, Mr. Andrus separated from the Company as our President and Chief Executive Officer and as a member of the Board. At the time of his termination, his employment agreement provided that if Mr. Andrus’ employment is terminated by him for “good reason” or by us without “cause” (each as defined in the agreement), he will be entitled to severance pay equal to three times his base, payable in accordance with our regular payroll practices for a period of three years following termination. These severance benefits were conditioned on him timely delivering to us a general release. In addition, his agreement requires him to comply with non-compete, non-solicitation, assignment of inventions and copyrightable works, confidentiality and non-disparagement covenants of the agreement during and for specified periods after his employment.

In connection with Mr. Andrus’ separation from the Company, we entered into a separation agreement with him that provides Mr. Andrus with the following benefits in exchange for his release of claims in favor of the Company and its affiliates: (i) severance pay based on the terms of Mr. Andrus’ employment agreement, resulting in a severance payment of $1,050,000, payable over a period of 3 years; (ii) reimbursement for the cost of COBRA premiums for up to 18 months following termination; (iii) reimbursement of up to $7,500 for substantiated attorneys’ fees incurred by Mr. Andrus for services in connection with the negotiation and preparation of the Separation Agreement; and (iv) the agreement by the Company to retain Mr. Andrus as a consultant for a period of one (1) year following his separation, which consulting services will not exceed five (5) hours per month and for which Mr. Andrus will be paid $115,000 per year and his vested options will continue to be exercisable until 90 days following termination of the consulting period, or until May 9, 2014. The payment of these benefits was conditioned upon Mr. Andrus’ execution and non-revocation of the Waiver and Release of Claims Agreement.

In addition, consistent with the terms of the PSU awards governing terminations without cause, the right to remain eligible to vest in and earn on January 1, 2015, a prorated portion (based on the number of days employed during the performance period) of the 120,773 PSUs granted to Mr. Andrus on May 21, 2012. If a Change in Control (as defined) occurs before January 1, 2015, the performance metrics under the PSU agreement will be deemed to have been fully met and a prorated portion of Mr. Andrus’ PSUs will accelerate upon the Change in Control based on the Pro Rata Fraction. In addition, if Mr. Andrus dies or experiences a disability (as defined in the PSU Agreement) before January 1, 2015, Mr. Andrus will vest in 100% of the PSUs.

Kyle Wescoat. Mr. Wescoat separated from the Company effective October 1, 2013, at which time we entered into a separation agreement with him that provides for a lump sum cash payment of 12 months’ salary ($283,250) less pro-rated salary paid from June 18, 2013 through his separation date of October 1, 2013, plus nine months of health insurance premiums to continue COBRA coverage.

Aaron Behle. Mr. Behle separated from the Company effective August 9, 2013. Pursuant to the terms of a separation agreement entered into with Mr. Behle, Mr. Behle received a lump sum payment of $124,373, which represented approximately six months’ of his base salary. Mr. Behle also received six months of health insurance premiums to continue COBRA coverage.

Nate Morley. Mr. Morley separated from the Company effective September 3, 2013. Pursuant to the terms of a separation agreement entered into with Mr. Morley, Mr. Morley received a lump sum payment of $123,076, which represented approximately six months’ of his base, and a discretionary bonus equal to $33,136 in recognition of Mr. Morley’s efforts to transition his role to a successor prior to the effective date of his termination of service. Mr. Morley also received three months of health insurance premiums to continue COBRA coverage.

Currently Serving Named Executive Officers

Employment Agreements. The employment agreements for Messrs. Darling, Hodell, Paschel and Grosso were approved in March 2014, are effective as of their respective dates of hire or promotion in 2013 and provide that in the event of (i) a termination of employment by the Company without cause (as defined) or (ii) a termination by the executive for good reason (as defined), or (iii) death or Disability (as defined), the executive will be entitled to:

•

a cash lump sum payment equal to his annual base salary (in the case of Mr. Darling) or six months of annual base salary (in the case of Messrs. Hodell, Paschel and Grosso), at the rate in effect immediately preceding the date of termination;

•	a cash lump sum payment equal to the executive’s annual target bonus for the year in which the termination occurs;

•	payment of health insurance premiums for COBRA coverage for a period of up to 18 months; and

•	accelerated vesting of all outstanding equity awards.

The employment agreements also provide that in the event any of the benefits or payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the cash severance payments shall be first reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction. The payment of the severance benefits is conditioned upon the executive’s execution and non-revocation of a general release.

Definitions. The following terms have the following meanings under the employment agreements:

“Good Reason” mean the occurrence of any one or more of the following events without the executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason:

•

a material diminution in the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the executive;

•	the Company’s material reduction of the executive’s base salary, as the same may be increased from time to time;

•

a material change in the geographic location of the Company’s principal office which shall, in any event, include only a relocation of the principal office by more than fifty (50) miles from its existing location;

•	the Company’s material breach of this Agreement.

“Cause” generally means the occurrence of any one or more of the following events unless cured:

•	willful and continued failure by the executive to perform substantially his reasonably assigned duties with the Company;

•	engaging in illegal conduct which is materially and demonstrably injurious to the Company;

•	engaging in fraudulent conduct, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction;

•	conviction of a felony, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction;

•	gross negligence in the performance of the executive’s duties or responsibilities; or

•	significant violation of the Company’s material, written policies and procedures.

Potential Payments Upon Termination or Change-in-Control Table

The tables below set forth the estimated current value of payments and benefits that would have become payable to each of our named executive officers in the event of a “Qualifying Termination” or on December 31, 2013 under applicable agreements or letters in effect as of that date. For purposes of the following table, a “Qualifying Termination” is, for Messrs. Darling, Hodell, Paschel and Grosso, a termination without cause or resignation for good reason, including when such terminations occur in connection with a change in control. The amounts shown assume that the triggering event(s) occurred on December 31, 2013, with the exception of each of Messrs. Andrus, Wescoat, Behle and Morley, for whom the amounts represent estimated amounts paid or owing in connection with their actual terminations of employment on February 8, October 1, August 9 and September 3, 2013, respectively. Mr. Alden is not listed in the table below, as he does not have any severance arrangement with us.

The amounts shown do not include (i) benefits earned during the term of our named executive officers’ employment that are available to all salaried employees, such as unpaid vacation, and (ii) benefits paid by insurance providers under life and disability policies, if any. The actual amounts of payments and benefits that would be provided can only be determined at the time of a named executive officer’s separation from us or upon payment of then accrued benefits.

Name	Cash Severance(1)	Restricted Stock Unit and Option Acceleration(2)	PSUs(3)	Other Benefits(4)	Total
Current Executive Officers
Hoby Darling
Qualifying Termination	$900,000	$1,803,768	—	$16,843	$2,720,611
Death and Disability	$900,000	$1,803,768	—	$16,843	$2,720,611

Jason Hodell
Qualifying Termination	$300,000	$501,062	—	$23,565	$824,627
Death or Disability	$300,000	$501,062	—	$23,565	$824,627

Sam Paschel, Jr.
Qualifying Termination	$300,000	$633,467	—	$16,958	$950,425
Death or Disability	$300,000	$633,467	—	$16,958	$950,425

Patrick Grosso
Qualifying Termination	$235,000	$190,037	—	$16,958	$441,995
Death or Disability	$235,000	$190,037	—	$16,958	$441,995
Former Executive Officers
Jeremy Andrus
Separation	$1,172,500	—	0	$20,011	$1,192,511

Kyle Wescoat
Separation	$197,185	—	—	$2,464	$199,649

Aaron Behle
Separation	$124,373	—	—	$4,927	$129,300

Nate Morley
Separation	$123,076	—	—	$3,624	$126,700

(1)	For Mr. Darling, represents cash severance equal to annual base salary plus target bonus and, for the other currently serving executive officers, represents six months base salary plus target bonus. For Mr. Andrus, represents (a) $1,050,000 in severance payments (3x base salary), (b) reimbursements of up to $7,500 for substantiated attorneys’ fees incurred by Mr. Andrus for services in connection with the negotiation and preparation of his separation agreement, and (c) the annual consulting fee of $115,000 to which Mr. Andrus, each as provided under the terms of his separation agreement. For Mr. Wescoat, represents 12 months of base salary at ($283,250) less, the amount of salary paid from June 18, 2013 through his termination date of October 1, 2013, and for Messrs. Behle and Morley represents approximately 26 weeks of base salary.

(2)	As to the restricted stock units held by the currently serving executive officers, represents the value of restricted stock units accelerated based on the closing price of our common stock on December 31, 2013 of $7.21 multiplied by the number of shares subject to the accelerated restricted stock units. As to in-the-money options whose vesting is accelerated, represents the difference between the closing price of our common stock on December 31, 2013 of $7.21 less the option exercise price, multiplied by the number of such options.

(3)	Under the Separation Agreement with Mr. Andrus, PSUs will be earned at the end of the performance period based on actual Company performance under the financial and stock price goals during the performance period and then pro-rated based on the number of days worked during the performance period. For these purposes, we have employed the SEC rules governing the outstanding equity award table valuation of the PSUs at December 31, 2013, and have thus shown the number of PSUs that would have been earned based on the Company’s performance through the end of 2013, which would have resulted in 0% of target PSUs being earned.

(4)	Represents (i) as to Messrs. Darling, Hodell, Paschel, Grosso, Andrus and Wescoat, the cost of COBRA premiums for up to 18 months, and (ii) as to Messrs. Behle and Morley, the cost of COBRA premiums for up to six and three months.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting of Shareholders to be held May 14, 2014 and incorporated by reference in our 2013 annual report on Form 10-K.

The Compensation Committee of the Board of Directors

Scott Olivet (Chairman)

Jeff Kearl

Heidi O’Neill

Greg Warnock

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our Board upon exercise of options, vesting of RSUs, vesting of PSUs or under any other rights under all of our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plans approved by stockholders	2,669,559	$8.84	1,870,495
Plans not approved by stockholders	681,442	5.15	0

Total	3,351,001	$8.06	1,870,495

(a)	Represents an aggregate of 2,535,267 options outstanding under our 2011 Plan, 2005 Stock Plan and 2008 Equity Incentive Plan, plus an aggregate of 703,602 outstanding RSUs and 112,132 outstanding PSUs (as granted at target performance) under our 2011 Plan.
(b)	Represents the weighted-average exercise price of the 2,535,267 outstanding options under our 2011 Plan, our 2005 Stock Plan and our 2008 Equity Incentive Plan. The closing price of our Common Stock on March 21, 2014 was $9.50.
(c)	Represents the number of securities remaining available for issuance under our 2011 Plan, as all prior plans were terminated as to future awards as of July 19, 2011, the date of our initial public offering. Does not give effect to the potential issuance of an additional 135,067 shares that would be issuable in the event the Company performs at maximum performance levels under our outstanding PSUs Does not give effect to the proposed 2,500,000 share increase to the 2011 Plan. See “Proposal 4 — Approval of the Amendment to the 2011 Amended and Restated Plan.”

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Skullcandy’s audited consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013 and the notes thereto.

Responsibilities. The Audit Committee operates under a written charter adopted by the Board. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent auditors, Ernst & Young LLP, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.

Review with Management. The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Skullcandy’ accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and other applicable accounting standards. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee of the Board of Directors

Doug Collier (Chairman)

Scott Olivet

Heidi O’Neill

Greg Warnock

Independent Registered Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2013 and 2012 as follows:

Type of Fees	Fiscal 2013	Fiscal 2012
Audit Fees	$721,447	$674,642
Audit-Related Fees	—	—
Tax Fees	153,950	305,540
All Other Fees	22,689	—

Total	$898,086	$980,182

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, the assistance with the review of our SEC registration statements and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

All Other Fees

This category includes fees related to business combination review procedures. We did not engage Ernst & Young LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2013.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal year 2012 and 2011, all Audit fees, Audit-Related fees, and Tax fees were approved by the Audit Committee directly.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. A related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each subsequently scheduled meeting, management shall present to the Audit Committee any material changes to any approved or ratified related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Skullcandy (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board, one of our executive officers or a nominee to become a member of our Board, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

Transactions with Related Persons

Jay Brown, one of our non-employee directors, is the President and co-founder of RocNation. Since January 1, 2013, we made royalty payments of approximately $357,000 in connection with the license of certain RocNation trademarks for use in our headphone products.

Other than as set forth above, there has not been any transaction or series of related transactions in which we were a participant in 2013 or currently are participating, involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2013 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section  16(a).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next Annual Meeting of stockholders. To be eligible for inclusion in the 2014 proxy statement, your proposal must be received by us no later than December 3, 2014, based on an anticipated proxy statement date of April 2, 2014, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2015 Annual Meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us prior to the close of business at the principal executive offices of the Corporation no earlier than January 14, 2014 and no later than February 13, 2015, unless our 2015 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of our 2014 Annual Meeting, in which case the notice must be delivered not later than the 90th day prior to the 2015 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2015 Annual Meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary of the Corporation at 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098-7632, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Skullcandy, Inc., 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098, or contact Investor Relations by telephone at (203) 682-8200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, references to our website in this proxy statement are not intended to function as hyperlinks and information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent periodic reports on Form 10-Q and our current reports on Form 8-K.

Other Business

As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the 2014 Annual Meeting. If other proper matters are presented at the 2014 Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

Park City, Utah

April 2, 2014

By Order of the Board of Directors

Patrick Grosso
Vice President, Strategic Affairs and Corporate Initiatives, Chief Legal Officer and Corporate Secretary

Appendix A

FIRST AMENDMENT TO

AMENDED AND RESTATED SKULLCANDY, INC.

2011 INCENTIVE AWARD PLAN

This First Amendment (“First Amendment”) to the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan (the “Plan”), is adopted by the Board of Directors (the “Board”) of Skullcandy, Inc., a Delaware corporation (the “Company”), effective as of February 12, 2014 (the “Effective Date”). Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.	The Company currently maintains the Plan.

B.	Pursuant to Section 13.1 of the Plan, the Board has the authority to amend the Plan to increase the Share Limit, subject to approval by the stockholders of the Company within twelve (12) months of such action.

C.	The Board believes it is in the best interests of the Company and its stockholders to amend the Plan to increase the Share Limit.

AMENDMENT

The Plan is hereby amended as follows, effective as of Effective Date.

1. Section 3.1(a). Subject to approval by the stockholders of the Company within twelve (12) months of the Effective Date, Section 3.1(a)(i) of the Plan is hereby deleted and replaced in its entirety with the following:

“four million eight hundred fifty-two thousand (4,852,000) Shares”

2. This First Amendment shall be and, as of the Effective Date, is hereby incorporated in and forms a part of the Plan.

3. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this First Amendment to be executed by a duly authorized officer of the Company as of the 12th day of February, 2014.

Skullcandy, Inc.

By:	/s/ Patrick Grosso
Patrick Grosso
Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer & Corporate Secretary

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skullcandy 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 13, 2014. Vote by Internet Go to www.envisionreports.com/SKUL Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4. Election of Directors: 01 - Rick Alden For Withhold 02 - Doug Collier For Withhold Proposal to ratify the selection of Ernst & Young LLP as our independent registered public accountants for 2014. Approval of the proposed amendment to the Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan. For Against Abstain Say on Pay - An advisory vote on the approval of the compensation of our named executive officers. For Against Abstain For Against Abstain B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1UP X 192971 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01T5SC

2014 Annual Meeting Admission Ticket 2014 Annual Meeting of Skullcandy, Inc. Stockholders May 14, 2014, 10:00 AM Local Time Skullcandy, Inc. 1441 West Ute Blvd, Suite 250, Park City, Utah 84098 Upon arrival, please present this admission ticket and photo identification at the registration desk. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Skullcandy, Inc. Notice of 2014 Annual Meeting of Stockholders Skullcandy, Inc., 1441 West Ute Blvd, STE 250, Park City, Utah 84098 Proxy Solicited by Board of Directors for Annual Meeting — May 14, 2014 Patrick Grosso and Jason Hodell, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Skullcandy, Inc. to be held on May 14, 2014 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) skullcandy